Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

B. riley principal Merger Corp.,

BR Canyon Merger Sub Corp.,

alta equipment HOLDINGS, inc.,

and

Ryan Greenawalt

Dated as of December 12, 2019

i

SCHEDULES

Permitted Liens Schedule

Consents Schedule

Schedule 1.1	Consideration
Schedule 3.2(a)	Noncontravention
Schedule 3.2(b)	Noncontravention (Contracts)
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization Exceptions
Schedule 3.3(d)	Ownership of Other Entities
Schedule 3.3(e)	Estimate of Transaction Expenses
Schedule 3.4(a)	Financial Statements
Schedule 3.4(c)(i)	Liabilities
Schedule 3.4(c)(ii)	Indebtedness
Schedule 3.5	Material Adverse Effect
Schedule 3.6	Certain Developments
Schedule 3.7(b)	Leased Real Property
Schedule 3.8(a)	Tax Returns
Schedule 3.8(b)	Tax Audit
Schedule 3.8(c)	Tax Extensions
Schedule 3.8(f)(iv)	Changes in Accounting Methods with respect to Pre-Closing Tax Period
Schedule 3.8(k)	Tax Holidays
Schedule 3.9(a)	Material Contracts
Schedule 3.9(b)	Material Contracts Exceptions
Schedule 3.9(c)	Material Customers
Schedule 3.9(d)	Material Suppliers
Schedule 3.9(f)	Terminated Manufacturers
Schedule 3.10(b)	Intellectual Property
Schedule 3.11(a)	Third Party Litigation
Schedule 3.11(b)	Governmental Litigation
Schedule 3.12	Brokerage
Schedule 3.13(a)	Employees
Schedule 3.13(b)	Collective Bargaining Agreements
Schedule 3.13(c)	Employment Laws Exception
Schedule 3.14(a)	Employee Benefit Plans
Schedule 3.14(b)	Post-Employment Benefits
Schedule 3.14(c)	Benefit Plans Administration
Schedule 3.14(d)	Acceleration of Benefits
Schedule 3.15	Insurance
Schedule 3.16(a)	Compliance with Laws
Schedule 3.16(b)	Permit Matters
Schedule 3.17	Environmental Matters
Schedule 3.18	Title to Assets
Schedule 3.19(a)	Government Contracts
Schedule 3.19(b)	Security Clearances
Schedule 3.20	Directors and Officers
Schedule 3.23(a)	Accounts Receivable
Schedule 3.26	Affiliate Transactions
Schedule 4.2	Equityholder’s Ownership of the Company Capital Stock
Schedule 4.3(a)	Noncontravention
Schedule 4.3(b)	Noncontravention (Contracts)
Schedule 4.4	Litigation
Schedule 4.5	Brokerage
Schedule 5.2	Brokerage
Schedule 6.1(a)(ii)(E)	Approved Dividends
Schedule 6.17	Non-terminated Affiliate Obligations

EXHIBITS

Exhibit A	Form of Company Shareholder Approval
Exhibit B	Third A&R Certificate of Parent
Exhibit C	Certificate of Merger
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Company Bringdown Certificate
Exhibit F	Form of Minimum EBITDA and Maximum Indebtedness Certificate
Exhibit G	Form of FIRPTA Certificates
Exhibit H	Form of Participant Release Agreement
Exhibit I	Registration Rights Agreement
Exhibit J	Form of Parent Bringdown Certificate

Annex A Closing Settlement Statement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 12, 2019, by and among (i) B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), (ii) BR Canyon Merger Sub Corp., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iii) Alta Equipment Holdings, Inc., a Michigan corporation (the “Company”) and (iv) Ryan Greenawalt (“Equityholder”). Each of Parent, Merger Sub, the Company, and Equityholder is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

Whereas, Parent is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned Subsidiary of Parent, and was formed for the sole purpose of the transactions contemplated by this Agreement;

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”), and the separate corporate existence of Merger Sub will thereupon cease, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously: (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Shareholders, (2) approved this Agreement in accordance with Applicable Law, and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Shareholders for consideration and recommended that all of the Shareholders adopt this Agreement;

WHEREAS, promptly following the execution of this Agreement, the Company shall obtain a written consent in substantially the form attached hereto as Exhibit A (the “Company Shareholder Approval”) from each of the Shareholders;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (1) the Merger qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(E), and (2) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” for purposes of Code Sections 354, 361 and 368 and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”); and

WHEREAS, the board of directors of Merger Sub has (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and Parent, the sole shareholder of Merger Sub, and (2) adopted a resolution recommending that Parent, as the sole shareholder of Merger Sub, adopt this Agreement.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. “Affiliate” shall also include for any individual: (a) such individual’s spouse and lineal descendants (whether natural or adopted); and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Company Warrant Consideration” has the meaning set forth on Schedule 1.1.

“Aggregate Participation Consideration” has the meaning set forth on Schedule 1.1.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Alta Companies” means, collectively, the Company and the Company Subsidiaries.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State Michigan or the State of New York.

“Cash Equity” means the aggregate amount of cash committed by the Equity Investors pursuant to any Subscription Agreements.

“Clayton Act” means the Clayton Act of 1914.

“Closing Settlement Statement” means that certain Closing Settlement Statement and Funds Flow dated as of the Closing Date by and among the Parties setting forth the payments to be made at Closing substantially in the form attached hereto as Annex A.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Commitment Letters” means the Debt Commitment Letter and any Subscription Agreements.

“Company Capital Stock” means the outstanding shares of the Company Common Stock, no par value, of the Company any other classes and series of stock of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-Contravention), Section 3.3 (Capitalization),the last sentence of Section 3.4 (Financial Statement), Sections 3.6(a)-(j) (Absence of Changes), Section 3.8 (Tax Matters), Section 3.12 (Brokerage) and Section 3.26 (Affiliate Transactions).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Warrantholder” means Special Situations Investing Group II, LLC, an affiliate of Goldman Sachs & Co. LLC, by assignment from Goldman Sachs & Co. LLC.

“Confidential Information” means all information of a confidential or proprietary nature that is labelled as confidential or proprietary or otherwise should be reasonably understood to be confidential or proprietary, in any form or medium, to the extent that it relates to the business, products, services, research and development, relationships, proprietary rights and goodwill of Parent or any Alta Company; provided, however, that “Confidential Information” shall not include information that, at the time of disclosure, is or becomes (a) available to the public other than as a result of a disclosure or other action (or failure to act) by the Equityholder or any of his Affiliates (other than, after the Closing, the Alta Companies) or any of their respective representatives in violation of this Agreement; provided, that to Equityholder’s or such Affiliate’s knowledge (after reasonable inquiry) such disclosure from such sources shall not be in breach of a confidentiality obligation of such source owed to Parent or an Alta Company; (b) lawfully acquired by Equityholder or his Affiliates or their respective representatives from sources other than Parent or an Alta Company; provided, that to Equityholder’s or his Affiliate’s knowledge, after reasonable inquiry, such disclosure from such sources shall not be in breach of a confidentiality obligation of such source owed to Parent or an Alta Company; or (c) is developed independently without the reference or use of, in whole or in part, Confidential Information, as established by documentary or other admissible evidence.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 7, 2019, by and between Parent and Alta Equipment Company.

“Contract” means any written or oral contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement (including any amendments thereto).

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing for the transactions contemplated by this Agreement, including the parties named in the Debt Commitment Letters and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in the Debt Financing and, in each case, their respective successors and assigns.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and the Equityholder to Parent concurrently with the execution and delivery of this Agreement.

“EBITDA” means, for the twelve month period ending on either (i) if the Closing occurs on the last day of a month, the Closing Date, or (ii) if the Closing does not occur on the last day of a month, the last day of the month which precedes the Closing Date, the amount equal to the sum of (a) net income (or loss) of the Alta Companies, determined on a consolidated basis in accordance with GAAP (applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used to prepare the Financial Statements), plus without duplication (b) all interest expense for such period (excluding the amount of any such interest expenses incurred in connection with any Showroom Ready Indebtedness), plus (c) all charges against net income for such period for Taxes, plus (d) all depreciation expenses for such period, plus (e) all amortization expenses for such period, minus (or plus) (f) to the extent, but solely to the extent, added in determining such net income for such period, any extraordinary losses or gains and any other non-recurring income or expenses as mutually agreed to by the Parties.

“Environmental Laws” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise or radiation, as generally applicable in the industry in which the Company Parties operate.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Cash Equity for the transactions contemplated by this Agreement, including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in the Cash Equity and, in each case, their respective successors and assigns.

“Equity Investor” means any Person that has executed and delivered a Subscription Agreement.

“Equity Interests” means, with respect to any Person, all of the shares, units, interests or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, all other similar rights of such Person, and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Financing” means the Cash Equity and the Committed Financing.

“Fundamental Representations” means the Company Fundamental Representations, the Shareholder Fundamental Representations, and the Parent Fundamental Representations.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Code Section 965, or (c) a “passive foreign investment company” within the meaning of Code Section 1297.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws, (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Rule” means Laws promulgated by any agency of a Governmental Entity.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all substances, materials, chemicals, or wastes categorized under Environmental Laws as hazardous, toxic, or pollutants, including any petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Alta Companies, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which the Alta Companies have guaranteed payment (other than guarantees made for the benefit of customers in connection with such customer’s purchase of equipment which does not exceed $3,000,000 for any individual customer and $5,000,000 in the aggregate and which have been made in the Ordinary Course of Business); (d) all capitalized Lease obligations as defined under GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts); (f) the aggregate dollar amount of any funded letters of credit; (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; and (h) all unpaid income Taxes of any Alta Company for any Pre-Closing Tax Period, calculated on a jurisdiction by jurisdiction basis, with any such amount never being less than $0 for any given jurisdiction and taking into account any deductions arising from the retirement of any Indebtedness or otherwise attributable to the transactions contemplated by this Agreement; provided, that “Indebtedness” shall not include any: (1) intercompany Indebtedness between the Company, on the one hand, and one or more of its wholly-owned Subsidiaries, on the other hand, or as solely between Company’s wholly-owned Subsidiaries; (2) guarantees made for the benefit of customers in connection with such customer’s purchase of equipment which does not exceed $3,000,000 for any individual customer and $5,000,000 in the aggregate and which have been made in the Ordinary Course of Business; (3) Showroom Ready Indebtedness; or (4) any residual buyback obligations of any Alta Company related to equipment leased by customers which does not exceed $16,000,000 in the aggregate. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties and payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (a) and (b) of the definition of Indebtedness.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intervening Event” means any event, development, circumstance, occurrence or change in circumstances or facts materially adverse to the Company’s financial condition, properties, assets, liabilities, operations or results of operations that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) the Parent Board on the date of this Agreement and did not result from a breach of this Agreement by Parent, and does not relate to an alternative business combination to that contemplated in this Agreement.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Alta Companies.

“Key Employees” means Ryan Greenawalt, Rob Chiles, Tony Colucci, Craig Brubaker, Alan Hammersley, Rick Papalia, and Bob Kohler.

“Knowledge” (a) as used in the phrases “to the Knowledge of the Company” or the “Knowledge of Equityholder” or phrases of similar import means the actual knowledge of the Key Employees, after reasonable inquiry of each such individual’s direct reports with respect to the applicable subject matter and (b) as used in the phrases “to the Knowledge of Parent” or phrases of similar import means the actual knowledge of Kenneth Young and Daniel Shribman, after reasonable inquiry of each such individual’s direct reports with respect to the applicable subject matter.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and Orders of Governmental Entity, including common law, in each case in effect on or prior to the Closing Date. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Alta Companies.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Alta Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” shall mean any liability, debt, obligation, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Laws or Proceeding.

“Licensed Real Property” means Leased Real Property subject to a Lease that is not a lease or sublease and that is a license, sublicense, concession or other similar Contractual interest in real property.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means all losses, damages, judgments, awards, penalties, settlements and expenses (including reasonable attorneys’ fees), including any (a) consequential, indirect, special, punitive (only to the extent such punitive damages are paid or payable to a third party in connection with a third party claim) exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value and (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Alta Companies as a whole, or (b) the ability of Equityholder or the Alta Companies, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which the Alta Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the date hereof; (iii) any failure of any Alta Company to achieve any projected periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event; (vii) any national or international political or social conditions in any jurisdiction in which the Alta Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; provided, however, that any event, circumstance or state of facts that resulting from a matter described in any of the foregoing clauses (i) through (viii) (but excluding clause (iii)) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Alta Companies, relative to other comparable entities operating in the industries or markets in which the Alta Companies operate.

“Material Suppliers” means (a) (i) the top twenty (20) suppliers (determined by the amount purchased) of the Alta Companies for the fiscal year ended December 31, 2018 and (ii) the top five (5) suppliers (determined by the amount purchased) of the Alta Companies for the nine-month period ended September 30, 2019, and (b) any supplier who is (i) a sole supplier of any material equipment, materials, products, supplies, goods, components or other assets or services and (ii) not readily replaceable without the incurrence of material cost or delay based on the reasonable judgement of the Parent.

“Merger Consideration” means (a) $10,050,000.00 (the “Cash Consideration”) and (b) 7,300,000 Parent Shares (the “Stock Consideration”).

“MGCA” means the Michigan General Corporation Act.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the ordinary course of business for which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Alta Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Alta Company.

“Parent Board” means the board of directors of Parent.

“Parent Closing Cash” means, as of immediately prior to the Closing, an aggregate amount of cash equal to the result of (without duplication) (a) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Parent Stock Redemption), plus (b) the aggregate net proceeds of any investment in Equity Interests of the Parent by the Equity Financing Sources.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Brokerage), and Section 5.5(a) (Non-Contravention).

“Parent Governing Documents” means the certificate of incorporation and bylaws of Parent, as in effect at such time.

“Parent Indemnified Parties” means Parent and its Affiliates (including, following the Closing, the Alta Companies) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Parent Material Adverse Effect” means any event, circumstance, or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the ability of the Parent to perform its obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein, including the following: (a) any material and adverse changes that are the result of factors affecting the industries or markets in which the Parent receives, or expects to receive, financing; (b) any material and adverse changes in Law or GAAP or the interpretation thereof, in each case effected after the date hereof; (c) any changes that are the result of economic factors materially and adversely affecting the national, regional, or world economic, securities or financial markets; (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event; (e) any national or international political or social conditions in any jurisdiction in which the Parent reasonably expects to receive financing; or (f) any engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel.

“Parent Shares” means the shares of common stock of Parent, par value $0.0001 per share.

“Parent Stockholder Meeting” means a meeting of the stockholders of Parent to vote on the Parent Stockholder Voting Matters.

“Parent Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the Third Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit B (the “Third A&R Certificate”), (c) the authorization of the Parent Shares to be issued to the Stockholders pursuant to the terms of this Agreement, (d) the issuance of Parent Equity Interests pursuant to any Subscription Agreement, (e) the LTIP, and (f) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to and require the vote of Parent Stockholders in the Proxy Statement.

“Parent Stockholders” means the holders of Parent Shares.

“Parent Stock Redemption” means the election of an eligible holder of Parent Shares (as determined in accordance with Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Parent Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

“Pass-Through Tax Return” means any income Tax Return filed by or in respect of any Alta Company to the extent that such Alta Company is treated as an S corporation, partnership, or disregarded entity for purposes of such Tax Return.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property, (c) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (f) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (h) in the case of Leased Real Property, any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (i) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business, (j) Securities Liens, (k) Liens securing Showroom Ready Indebtedness, (l) Liens securing captive OEM floor plan financing Indebtedness, and (l) those Liens set forth on the Permitted Liens Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, Internet Protocol (IP) addresses or any other personally identifiable information.

“Post-Closing Tax Period” means any taxable period that begins on or after the date immediately following the Closing Date and the portion of any Straddle Period starting after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Alta Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Orders applicable to the Processing of Personal Information, including, any Laws or Orders applicable to wiretapping, eavesdropping or the like; any Laws or Orders applicable to the Processing of biometric data; the Federal Trade Commission Act; and all Laws related to breach notification.

“Privacy Policies” means all written, external-facing policies of any Alta Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, litigation, investigation, audit, notice of violation, citation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by Parent in connection with the Parent Stockholder Meeting.

“Pro Rata Portion” means the percentage obtained by dividing (a) the number of shares of Company Capital Stock owned by a Shareholder as of the Closing Date, by (b) the total number of shares of Company Capital Stock issued and outstanding as of immediately prior to the Closing.

“Required Vote” means the vote of such Parent Stockholders as set forth in the Proxy Statement to the extent required to approve the Parent Stockholder Voting Matters.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of IT Assets.

“Shareholders” means each holder of Company Capital Stock as of immediately prior to the Effective Time.

“Shareholder Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization; Ownership), Section 4.3(a) (Non-Contravention) and Section 4.5 (Brokerage).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Showroom Ready Indebtedness” means any debt, indebtedness, or other obligations related to the acquisition of equipment which is either: (a) held by an Alta Company as new equipment that has not been rented, is undamaged, saleable, complete, has less than 100 hours of use and is less than one (1) year old from the date of delivery to such Alta Company; or (b) Volvo used (including certified refurbished) equipment that has not been rented, is undamaged, saleable, complete, and is less than nine (9) months from the date of delivery to such Alta Company.

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash into Parent in order to acquire Equity Securities of Parent prior to or in connection with the Closing. For the avoidance of doubt, the term “Subscription Agreement” includes that certain Forward Purchase Agreement, dated April 8, 2019, by and between the Company and B. Riley Principal Investments, LLC.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, environmental or other tax or duty or amount imposed by (or otherwise payable to) any Governmental Entity, and any interest or penalties with respect to the foregoing, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with any Governmental Entity in connection with any Taxes.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which any Alta Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transaction Expenses” means any and all documented, out-of-pocket professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers incurred by the Equityholder, the Company or Parent on or prior to the Closing in connection with this Agreement and the Ancillary Agreements or in investigating, pursuing or completing the Transaction to the extent reasonable in the good faith judgement of Parent. Notwithstanding anything in this Agreement to the contrary, Transaction Expenses shall include the cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, but shall exclude all Taxes.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means a trust account established by Parent pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of April 8, 2019, by and between Parent and Continental Stock Transfer & Trust Company, a Delaware corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement dated as of April 8, 2019, between Parent and Continental Stock Transfer & Trust Company, a Delaware corporation.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Accounts Receivable	Section 3.23(a)
Additional Parent Filing	Section 6.7(f)
Agreement	Preamble
Alta Companies Interim Financial Statements	Section 3.4(a)
Altenative Acquisition	Section 6.1(e)
Alternative Financing	Section 6.15(c)
Antitrust Laws	Section 6.2(c)
Applicable Limitation Date	Section 6.4(c)
Bid	Section 3.19(a)
Binder Agreement	Section 6.3(a)

Board	Recitals
Cash Consideration	Section 1.1
Certificate of Merger	Section 2.1(d)
Change in Recommendation	Section 6.7(f)
Closing	Section 2.1(c)
Closing Date	Section 2.1(c)
Closing Form 8-K	Section 6.7(g)
Closing Press Release	Section 6.7(g)
Communication Policy	Section 6.1(g)
Company	Preamble
Company Employee Benefit Plan	Section 3.14(a)
Company Government Contract	Section 3.19(a)
Company Government Subcontract	Section 3.19(a)
Company Shareholder Approval	Recitals
Control	Section 1.1
Data Room	Section 8.5
Debt Commitment Letters	Section 5.6
Debt Financing	Section 5.6
Definitive Debt Agreement	Section 6.15(a)
D&O Provisions	Section 6.11(a)
Effective Time	Section 2.1(d)
Environmental Permits	Section 3.17
EquityHolder	Preamble
Equityholder Prepared Returns	Section 6.6(a)
Excluded Shares	Section 2.2(b)
Fee Letter	Section 5.6
Financial Statements	Section 3.4(a)
Indemnified Persons	Section 6.11(a)
Indemnitee	Section 6.5(e)
Indemnitor	Section 6.5(e)
Intended Tax Treatment	Recitals
Interim Financial Statement	Section 3.4(a)
Internal Controls	Section 3.4(b)
IRS	Section 3.14(a)
Latest Balance Sheet	Section 3.4(a)
LTIP	Section 6.1(d)
Material Customer	Section 3.9(c)
Material Contract	Section 3.9(b)
Merger	Recitals
Merger Sub	Preamble
NITCO	Section 3.4(a)
Non-Party Affiliate	Section 6.14
Ordinary Course of Business	Section 8.5
Outside Date	Section 7.1(c)
Parent	Preamble
Parent Prepared Returns	Section 6.6(a)
Parent Related party	Section 7.3(b)
Party	Preamble
Permits	Section 3.16(b)

Per Share Merger Consideration	Section 2.2(a)
Pre-Closing Period	Section 6.1(a)
Registration Rights Agreement	Section 2.4(b)(v)(I)
Restrictive Covenants	Section 6.16(d)
R&W Deductible	Section 6.3(a)
R&W Insurance Company	Section 6.3(a)
R&W Insurance Policy	Section 6.3(a)
Signing Form 8-K	Section 6.7(b)
Signing Press Release	Section 6.7(b)
Stock Consdieration	Section 1.1
Surviving Company	Section 2.1(a)
Tail Policy	Section 6.11(b)
Tax Contest	Section 6.6(b)
Third-Party Recovery Proceeds	Section 6.5(d)
Trade Controls	Section 3.23(a)
Trademarks	Section 1.1
Transfer Taxes	Section 6.6(d)

Article II
TRANSACTION

Section 2.1 The Merger.

(a) Merger. On the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the MGCA, Merger Sub shall be merged with and into the Company. Following the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company (the “Surviving Company”), and shall continue to be governed by the applicable Laws of the State of Michigan.

(b) Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MGCA.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Central Time on the fifth (5th) Business Day after the conditions set forth in Section 2.4 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.

(d) Effective Time. A certificate of merger satisfying the applicable requirements of the MGCA in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Michigan for filing. The Merger shall become effective at such time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Michigan or at such other time as may be agreed between Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(e) Articles of Incorporation and Bylaws; Directors and Officers.

(i) the articles of incorporation of the Company as in effect immediately prior to Closing shall be the articles of incorporation of the Surviving Company until thereafter amended as provided by the MGCA;

(ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, until thereafter amended as provided by the MGCA;

(iii) the directors of Merger Sub immediately prior to the Effective Time shall resign or otherwise be removed as of the Effective Time and the directors of the Surviving Company immediately after the Effective Time shall be duly appointed; and

(iv) the officers of Merger Sub immediately prior to the Effective Time shall resign or otherwise be removed as of the Effective Time and the officers of the Surviving Company immediately after the Effective Time shall be the officers of the Company existing prior to the Effective Time until the earlier death, resignation, or removal.

Section 2.2 Effect on Capital Stock

(a) Treatment of Company Capital Stock. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Shareholder or any other Person, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be automatically converted into the right to receive (i) the Pro Rata Portion of the Stock Consideration, payable to the holder thereof in accordance with the procedures set forth in Section 2.3 and (ii) the Pro Rata Portion of the Cash Consideration, payable to the holder thereof in accordance with the procedures set forth in Section 2.3, that is distributed to the holder thereof pursuant to the terms of this Agreement, (collectively, the “Per Share Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of Company Capital Stock.

(b) Treatment of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time (collectively, “Excluded Shares”) shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(c) Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company (and the shares of the Surviving Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Company’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Company.

(d) Adjustments. Notwithstanding anything to the contrary contained herein, in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Section 2.3 Exchange Procedures.

(a) As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Capital Stock shall cease to have any rights with respect to such shares, except the right to receive the applicable portion of the Merger Consideration to be paid in consideration therefor in accordance with this Article II, without interest.

(b) Letters of Transmittal. Prior to the Closing, each Shareholder shall deliver to Parent a duly completed and executed letter of transmittal substantially in the form attached hereto as Exhibit D (each, a “Letter of Transmittal”) together with certificates representing the shares of Company Capital Stock (the “Certificates”) owned by such Shareholder. At the Closing, Parent shall pay to holder of each share of Company Capital Stock in exchange therefor, the portion of the Merger Consideration in respect of such share.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Capital Stock at the Closing in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by any Certificate, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of any Certificate or other documents that evidenced ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Applicable Law. If, at any time after the Effective Time, a Certificate or other documentation representing an ownership of Company Capital Stock is presented to Parent or the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the giving of such indemnity as Parent may reasonably require, Parent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable amount of the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate in accordance with this Article II.

(e) No Liability. Notwithstanding anything to the contrary contained herein, none of the parties hereto (which, for the avoidance of doubt, includes the Surviving Corporation) shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

Section 2.4 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver by the Party entitled to the benefit of the same, as of the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any effective injunction, writ, preliminary restraining order, or non-appealable Order in effect preventing the consummation of the transactions contemplated hereby.

(iii) Required Vote. The Required Vote shall have been obtained.

(iv) Parent Stock Redemption. The Parent Stock Redemption shall have been completed in accordance with the terms hereof and the Parent Governing Documents.

(v) Parent Material Adverse Effect. There shall not have been a Parent Material Adverse Effect since the date hereof.

(vi) Parent Closing Cash. At the Closing, the Parent Closing Cash shall be no less than $143,000,000.

(b) Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions to be performed by Parent and Merger Sub in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations) and of the Equityholder set forth in Article IV of this Agreement (other than the Shareholder Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.5 and in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(B) the Company Fundamental Representations and the Shareholder Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with each covenant required by this Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company on or prior to the Closing Date.

(iii) Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

(iv) EBITDA. The EBITDA of the Company shall be at least $72,500,000.

(v) Deliveries and Closing Actions. At the Closing:

(A) the Company shall deliver to Parent a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying (1) that the conditions set forth in Section 2.4(b)(i) and Section 2.4(b)(ii) have been satisfied, (2) that the Governing Documents of the Company attached thereto are in full force and effect, and (3) that the resolutions of the Board and the Equityholder approving this Agreement and the other transactions contemplated hereby were duly adopted;

(B) the Company shall deliver to Parent a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit F, dated as of the Closing Date certifying that the condition set forth in Section 2.4(b)(iv) and Section 2.4(b)(viii) has been met (together with supporting documentation reasonably satisfactory to the Parent);

(C) The Company shall deliver to Parent (i) a certificate in the form of Exhibit G, as provided in Code Section 1445(b)(2), stating under penalties of perjury that the Equityholder is not a foreign Person within the meaning of Code Section 1445(f)(3) and (ii) a properly completed and executed IRS Form W-9;

(D) the Company shall deliver to Parent a warrant purchase agreement, duly executed by the Company Warrantholder and Alta Enterprises, LLC, in a form reasonably acceptable to Parent;

(E) the Company shall deliver to Parent a Participant Release Agreement in substantially the form attached hereto as Exhibit H, duly executed by each of the Key Employees and evidence, reasonably satisfactory to Parent, of the termination of the Company’s equity linked plan;

(F) the Company shall have delivered to Parent copies of all invoices received by the Company for Transaction Expenses payable by the Company from third parties prior to or in connection with the Closing together with Contracts or engagement letters governing the services of such third parties for which such invoice is being provided, at least three (3) Business Days prior to Closing;

(G) the Company shall deliver to Parent payoff letters with respect to Indebtedness for Borrowed Money, with an agreement either to provide and file or to authorize Parent’s filing of termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens related to such Indebtedness, which shall include any reasonable comments received from Parent (drafts of which shall have been provided to Parent At least three (3) Business Days prior to the Closing);

(H) Equityholder shall deliver to Parent the Company Shareholder Approval;

(I) Equityholder shall deliver to Parent a counterpart to that certain registration rights agreement by and among Parent and Equityholder, in the form attached hereto as Exhibit I (the “Registration Rights Agreement”); and

(J) The Company shall deliver to Parent the Closing Settlement Statement duly executed by Company and Equityholder.

(vi) Consents and Approvals. All consents and approvals from Governmental Entities or other third parties set forth on the Consents Schedule shall have been obtained.

(vii) Debt Financing. Parent shall have received debt financing in an amount equal to at least $310,000,000 on the terms and conditions set forth in the Debt Commitment Letters or on such other terms and conditions acceptable to Parent in its sole discretion.

(viii) Closing Indebtedness. The Indebtedness of the Alta Companies as of immediately prior to Closing shall not exceed $302,500,000.

(c) Conditions to Obligations of Equityholder and the Company. The obligation of Equityholder and the Company to consummate the transactions to be performed by Equityholder and the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date in all respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(ii) Performance and Obligations of Parent. Parent and Merger Sub shall have performed or complied in all material respects with each covenant required by this Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub on or prior to the Closing Date.

(iii) Parent Governing Documents. The Third A&R Certificate shall have been filed with the Secretary of State of the State of Delaware.

(iv) Parent Stock Redemption. The Parent Stock Redemption shall have been completed in accordance with the terms hereof and the Parent Governing Documents.

(v) Parent Material Adverse Effect. There shall not have been a Parent Material Adverse Effect since the date hereof.

(vi) Deliveries and Closing Actions. At the Closing:

(A) Parent shall deliver to Equityholder, a duly executed certificate from an officer of Parent in substantially the form attached hereto as Exhibit J, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(c)(i) through Section 2.4(c)(ii) have been satisfied;

(B) the Parent shall have delivered to Company copies of all invoices received by the Parent for Transaction Expenses payable by the Parent or Company from third parties prior to or in connection with the Closing, at least three (3) Business Days prior to Closing;

(C) Parent shall pay an aggregate amount equal to the Transaction Expenses to the payees thereof, by wire transfer of immediately available funds to the accounts designated by such payees, in accordance with the Closing Settlement Statement;

(D) Parent shall deliver to Equityholder a counterpart to the Registration Rights Agreement;

(E) Parent shall pay the Aggregate Company Warrant Consideration pursuant to the terms of the warrant purchase agreement referenced in Section 2.4(b)(v)(D), to the Company Warrantholder, by wire transfer of immediately available funds to the accounts designated by such Company Warrantholder, in accordance with the Closing Settlement Statement;

(F) Parent shall pay the Aggregate Participant Release Consideration pursuant to the terms of Participant Release Agreements, to the Key Employees, by wire transfer of immediately available funds to the accounts designated by each such Key Employee, in accordance with the Closing Settlement Statement;

(G) Parent shall pay all Indebtedness for Borrowed Money pursuant to payoff letters delivered to Parent prior to the Closing by the Alta Companies to the payees set forth on such payoff letters, by wire transfer of immediately available funds to the accounts designated by such payees, in accordance with the Closing Settlement Statement; and

(H) Parent shall pay the Merger Consideration in accordance with Section 2.2(a) hereof and the Closing Settlement Statement.

Section 2.5 Withholding and Wage Payments.

(a) Parent and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Merger Consideration) such amounts as Parent or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws. To the extent that amounts are so withheld by Parent or the Company and paid to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount needs to be paid to any employee of any Alta Company that constitutes “wages”, such amount shall be deposited in the payroll account of the applicable Alta Company and the amounts due to the employee (net of withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable Alta Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and Equityholder hereby jointly and severally represent and warrant to Parent and Merger Sub that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

Section 3.1 Organization; Authority; Enforceability. Each Alta Company is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Alta Companies. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board has duly approved this Agreement and the other transaction contemplated hereby and has duly authorized the execution and delivery of this Agreement and directed that the adoption of this Agreement be submitted to the Shareholders for consideration and recommended that all of the Shareholders adopt this Agreement. The affirmative vote (in person or by proxy) or written consent of the holders of all of the outstanding shares of Company Capital Stock (the “Company Shareholder Approval”) is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement under the MGCA and the Company Organizational Documents, each as in effect at the time of such adoption and approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. True and complete copies of the Governing Documents of each Alta Company, as in effect on the date hereof, have been delivered to Parent.

Section 3.2 Noncontravention.

(a) Except as set forth in Schedule 3.2(a), the consummation of the transactions contemplated hereby by the Company do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Capital Stock, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which Equityholder or any Alta Company is bound or subject.

(b) Except as set forth in Schedule 3.2(b) or as would not be materially adverse to the Alta Companies, taken as a whole, the consummation of the transactions contemplated hereby by the Company does not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Capital Stock, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any Material Contract.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth, with respect to each Alta Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Interests issued by each Alta Company and the record and beneficial ownership.

(b) Except as set forth on Schedule 3.3(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Alta Company is a party or which are binding upon any Alta Company providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) none of the Alta Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) none of the Alta Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Alta Companies;

(v) none of the Alta Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests; and

(vi) none of the Alta Companies has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.

(c) All of the issued and outstanding Equity Interests of the Alta Companies have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable law. Upon the consummation of the Transaction, Merger Sub will acquire good and valid title to all of the shares of Equity Interest of the Company, free and clear of all Liens

(d) Except as set forth on Schedule 3.3(d), no Alta Company currently owns, directly or indirectly, any debt or equity ownership or voting interest in any Person (other than an Alta Company).

(e) The accrued, unpaid and documented Transaction Expenses as of the date hereof, and Alta Companies’ good faith estimate of additional Transaction Expenses estimated through and including the Closing Date, are set forth on Section 3.3(e) of the Company’s Disclosure Schedule.

(f) No Person has any right to acquire all or any material portion of the business of any Alta Company or any dealership rights or franchise rights or privileges of any Alta Company.

Section 3.4 Financial Statements.

(a) The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”), in each case together with all related notes and schedules thereto, accompanied by the reports therein of the Alta Companies’ and NITCO’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of PCAOB: (i) the audited consolidated balance sheets of the Alta Companies as of December 31, 2018 and 2017 (the “Latest Balance Sheet”) and the related consolidated statements of member’s equity, income and cash flows for the years then ended; (ii) the unaudited consolidated balance sheets of the Alta Companies as of September 30, 2019 and the related unaudited consolidated statements of member’s equity, income and cash flows for the nine months ended September 30, 2019 and September 30, 2019 (the “Alta Companies Interim Financial Statements”); (iii) the audited balance sheets of Northland Industrial Truck Co., Inc. (“NITCO”) as of October 31, 2018 and 2017 and the related statements of income, cash flows and shareholders’ equity for the years then ended; (iv) the unaudited balance sheet of NITCO as of April 30, 2019 and the related unaudited statements of income, cash flows and shareholders’ equity for the six months ended April 30, 2019 and April 30, 2018 (together with the Alta Companies Interim Financial Statements, the “Interim Financial Statements”); and (v) the financial statements for any “business” within the meaning of Rule 11-01(d) of Regulation S-X acquired by any Alta Company that is required pursuant to Rule 3-05 of Regulation S-X of the SEC for the applicable periods required thereunder. The Financial Statements were derived from the books and records of the Alta Companies and NITCO. Each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC and (b) fairly presents in all material respects, the combined assets, liabilities, equity, cash flow and financial condition as of the respective dates thereof and/or the operating results of the Alta Companies and NITCO for the periods covered thereby. Each of the independent auditors for the Alta Companies and NITCO with respect to the Financial Statements described above is independent under the standards of the PCOAB and the SEC and was independent during all applicable periods covered by the Financial Statements.

(b) The financial records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and there is no fraud that involves the Company, Equityholder or any of their Affiliates, the management of the Company or any other Person. The Company has made available to Parent, prior to the date of this Agreement, copies of each management letter delivered to the Company by its accounting firm on or after January 1, 2016 in connection with the Financial Statements or relating to any review by such accounting firm of the Internal Controls of the Company.

(c) Except as set forth on Schedule 3.4(c)(i), the Alta Companies have no Liabilities of any nature whatsoever, except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law); or (iii) Liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder. Schedule 3.4(c)(ii) sets forth the amount of outstanding Indebtedness as of the date hereof.

(d) No Alta Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 3.5 No Material Adverse Effect. Except as set forth on Schedule 3.5, since December 31, 2018, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Schedule 3.6 or as described in the audited Financial Statements, since the date of December 31, 2018, no Alta Company has:

(a) sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Intellectual Property, other than licenses in the Ordinary Course of Business;

(b) made any amendments to its Governing Documents;

(c) made or granted any bonus, severance or material increase in base salary to any director or senior executive;

(d) effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(e) (i) issued, sold, delivered, redeemed or purchased any Equity Interests, (ii) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests or (iii) adjusted, split, combined or reclassified any of its Equity Interests;

(f) (i) incurred or guaranteed any additional Indebtedness for Borrowed Money other than guarantees made for the benefit of customers in connection with such customer’s purchase of equipment which does not exceed $3,000,000 for any individual customer and $5,000,000 in the aggregate and which have been made in the Ordinary Course of Business, or (ii) made any loans or advances to any other Person, other than advances to employees in the Ordinary Course of Business;

(g) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than as contemplated by Section 6.18 of this Agreement);

(h) collected material amounts of its accounts receivable or paid material amounts of any accrued Liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the Ordinary Course of Business;

(i) paid or agreed to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on any Alta Company by or for the benefit of the Equityholder or any of his Affiliates;

(j) waived any amount owed to any Alta Company by the Equityholder or any of his Affiliates or of any claims by any Alta Company against the Equityholder or any of his Affiliates;

(k) amended (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), terminated or adopted any Company Employee Benefit Plan;

(l) made any changes to its accounting policies, methods or practices;

(m) changed or revoked any material election relating to Taxes, made any material election related to Taxes inconsistent with past practice, entered into any agreement, settlement or compromise with any Taxing Authority relating to any Tax matter, filed any amended Tax Return, changed a method of accounting or accounting period with respect to Taxes or surrendered any right to claim any refund of Taxes;

(n) amended or terminated any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(o) other than inventory and other assets acquired in the Ordinary Course of Business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $300,000, whether through merger, consolidation, share exchange, business combination or otherwise, other than leasehold improvements in the Ordinary Course of Business;

(p) instituted or settled any Proceeding that alleged or resulted in a settlement of at least $200,000, net of insurance proceeds;

(q) entered into any joint venture, partnership or similar arrangement;

(r) breached, made or effected any amendment, waiver, change, release or termination of any term, condition or provision of any Material Contract other than in the Ordinary Course of Business;

(s) proposed, adopted or effected any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount assets or properties in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person;

(t) entered into any commodities or currency hedging transaction;

(u) permit any of its insurances to lapse or knowingly do anything which would make any insurance policy void or voidable;

(v) taken or omitted to take any action which has, or would reasonably be expected to result in, a material adverse change in any Alta Company’s relationship with any Material Customer or Material Supplier;

(w) waive any amount owed to the Company by a customer or transfer any assets to a customer other than in the Ordinary Course of Business; or

(x) authorized or entered into any Contract to do any of the foregoing.

Section 3.7 Real Property.

(a) No Alta Company owns or has ever owned, directly or indirectly, any Owned Real Property of any kind in any location. No Alta Company is a party to any agreement to purchase any real property or interest therein.

(b) Schedule 3.7(b) sets forth the address of each Leased Real Property (other than Licensed Real Property) and a true, correct and complete list of all Leases for such Leased Real Property (other than Licensed Real Property) and the parties to each such Lease. Except as set forth on Schedule 3.7(b), with respect to each of the Leases: (i) no Alta Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Alta Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, has not been disturbed; (iv) no Alta Company is currently in default under, nor to the Knowledge of the Company, has any event occurred or circumstance exist that, with notice of lapse of time or both would constitute a default by such Alta Company under any Lease; and (v) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Lease. Each applicable Alta Company has made available to Parent a true, correct and complete copy of all Leases (other than Leases with respect to Licensed Real Property).

(c) The Leased Real Property identified in Schedule 3.7(b) and the Licensed Real Property comprise all of the real property used in the business of the Alta Companies.

(d) The buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) within any improvements of the Leased Real Property (other than the Licensed Real Property) are in good working condition and repair and sufficient for the operation of the business by each Alta Company. No Alta Company has received notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Entity or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property. There are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Alta Companies as currently conducted on all Leased Real Property.

(e) To the Knowledge of the Company, all water, gas, electrical, stream, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Leased Real Property are sufficient for the continued operation of the business of each applicable Alta Company as currently conducted on such Leased Real Property in all material respects.

(f) During the term of the respective Lease, no portion of the Leased Real Property (other than the Licensed Real Property) has suffered damage by fire or other casualty loss which has not been repaired and restored to its original condition in all material respects.

(g) No Alta Company has received any written notice from any insurance company of defects or inadequacies in any Leased Real Property that would affect the insurability of any parcel or may cause or result in any material amendment to existing policies with respect to such Leased Real Property (including a material increase of premiums).

Section 3.8 Tax Matters.

(a) Except as set forth on Schedule 3.8(a), each Alta Company has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Each Alta Company has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Alta Company has timely and properly withheld and paid all amounts of material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all sales, use, ad valorem and value added Taxes. Within the five (5) years prior to the date hereof, no written claim has been made by a Taxing Authority in a jurisdiction where an Alta Company does not pay Taxes or file Tax Returns that an Alta Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) Except as set forth and identified on Schedule 3.8(b), in the five (5) years prior to the date hereof, no Alta Company has been audited by any federal, state or local Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or to the Knowledge of the Company threatened with respect to any Taxes or Tax Returns of or with respect to any Alta Company. No Alta Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) Except as set forth on Schedule 3.8(c), no Alta Company has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment, collection or deficiency of any Alta Company, in each case, which extension is currently in effect. No Alta Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Alta Company. No power of attorney granted by any Alta Company with respect to any Taxes is currently in force.

(d) No Alta Company has engaged in any listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e) The Company has duly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which any Alta Company conducts business or could otherwise be subject to income Taxes. Each of these elections was initially effective as January 1, 1998, and is currently effective. No event has occurred (or fact has existed) that would preclude the Company from initially qualifying as an S corporation under Code Section 1361(a) or which would terminate the Company’s S corporation status (other than the transaction contemplated by this Agreement). No Governmental Entity has challenged the effectiveness of any of these elections. Each Subsidiary of the Company is treated as either a partnership or as “disregarded entity” for U.S. federal income tax purposes and no election has been made (or is pending) to change such treatment.

(f) No Alta Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing; (iv) except as set forth on Schedule 3.8(f)(iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an election under Code Section 965. No Alta Company has made an election (including a protective election) pursuant to Code Section 108(i). No Alta Company currently uses the cash method of accounting for income Tax purposes. No Alta Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Code Section 455, or Code Section 456 of the Code (or any corresponding provision of state or local Law). No Alta Company owns an interest in any Flow-Thru Entity (other than another Alta Company).

(g) The aggregate unpaid Taxes of the Alta Companies do not exceed accruals for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(h) There are no Liens for Taxes on any assets of any Alta Company, other than Permitted Liens. No Alta Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is an Alta Company). No Alta Company is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability or otherwise.

(i) No Alta Company is party to any Tax Sharing Agreements, except for any Ordinary Course Tax Sharing Agreements or Tax Sharing Agreements solely between Alta Companies. All amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j) No Alta Company is organized in any non-U.S. jurisdiction. No Alta Company (i) has an office, permanent establishment, branch or other activities outside the U.S. or (ii) is a resident, engaged in a trade or business, or otherwise subject to Tax or required to file Tax Returns in any non-U.S. jurisdiction.

(k) Equityholder is not a foreign person within the meaning of Code Section 1445. Less than fifty percent (50%) of the Alta Companies’ assets consist of interests in “United States real property interests” within the meaning of Code Section 897(c).

(l) Except as set forth on Schedule 3.8(l), no Alta Company is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction.

(m) No asset of any Alta Company is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of any Alta Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a). None of the assets of any Alta Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(n) No Alta Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Alta Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355(i) in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(o) Except for shares of Alta Company stock for which a valid and timely election has been made under Code Section 83(b), as of the Closing Date, no outstanding share of Alta Company stock is subject to a “substantial risk of forfeiture” for purposes of Code Section 83.

Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), no Alta Company is a party to, or bound by, any:

(i) collective bargaining agreement applicable to employees of the Alta Companies;

(ii) Contract with any Material Customer or Material Supplier;

(iii) (x) employment Contract providing for an annual base salary in excess of $150,000 (other than “at-will” Contracts that may be terminated upon thirty (30) days or less notice without the payment of severance, other than severance or termination payments required by Law) or (y) Contract providing for severance payments in excess of $150,000 in the aggregate;

(iv) Contract relating to Indebtedness in excess of $250,000;

(v) license or royalty Contract with respect to any Intellectual Property to which the Alta Companies are a party as licensee or licensor (other than Contracts relating to commercially available off-the-shelf Software licensed for less than $100,000 in annual fees);

(vi) each Contract which provides for aggregate future payments to or from any Alta Company in excess of $500,000 in any calendar year, other than those that can be terminated without material penalty by such Alta Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vii)  all Contracts with a Manufacturer authorizing the operation of a dealership (“Franchise Agreements”);

(viii) joint venture, partnership, strategic alliance or similar Contract;

(ix) power of attorney;

(x) other than this Agreement, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of any Alta Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any Alta Company, in each case, under which there are material outstanding obligations of the applicable Alta Company (including any sale, transfer or acquisition agreement that has been executed, but has not closed);

(xi) Contract which contains a provision prohibiting or materially restricting any Alta Company from competing in any jurisdiction;

(xii) Partnership, joint venture, strategic alliances or similar agreements;

(xiii) Contract that contains (A) a “most favored nation” provision with respect to any Person; or (B) a provision providing for the sharing of any revenue or cost-savings with any third party;

(xiv) Contract pursuant to which any Alta Company has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xv) agreement involving the payment of any earn-out or similar contingent payment;

(xvi) Contract with any Governmental Entity which provides for aggregate future payments to or from any Alta Company in excess of $500,000 in any calendar year;

(xvii) Contract relating to the development, ownership, registration or enforcement of any Intellectual Property; or

(xviii) Contract involving the settlement of any Proceeding or threatened Proceeding.

(b) Except as specifically disclosed on Schedule 3.9(b), each Contract listed on Schedule 3.9(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Alta Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Alta Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach thereof or default thereunder and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any Alta Company thereunder or, to the Knowledge of the Company, any other party to such Material Contract.

(c) Schedule 3.9(c) sets forth a list of the (i) top twenty (20) customers (determined by the amount of total invoiced revenue) of the Alta Companies for the fiscal year ended December 31, 2018 and (ii) top twenty (20) customers (determined by the amount of total invoiced revenue) of the Alta Companies for the eleven-month period ending as of November 30, 2019 (each, a “Material Customer”). No such Material Customer has cancelled, terminated or materially and adversely (from the Alta Companies’ perspective) altered its relationship with any Alta Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Alta Company.

(d) Schedule 3.9(d) sets forth a list of the Material Suppliers. No such Material Supplier has cancelled, terminated or materially and adversely (from the Alta Companies’ perspective) altered its relationship with any Alta Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Alta Company.

(e) No manufacturer with which any Alta Company conducts business has: (i) notified the applicable Alta Company or Equityholder of any material deficiency in dealership operations (including brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) otherwise advised any Alta Company or Equityholder of a present or future need for material facility improvements or upgrades in connection with any dealership or any dealership premises of an Alta Company; (iii) notified any Alta Company or Equityholder in writing of the awarding or possible awarding of a manufacturer franchise to any Person in the states in which any Alta Company’s dealerships operate; or (iv) conducted any audit of any Alta Company’s sales practices and documentation or service practices and warranty claim documentation. No Alta Company has been subject to a chargeback, or, to the Company’s Knowledge, a threatened chargeback, of monies previously paid to the Company or any Subsidiary with respect to its vehicle or equipment sales and warranty claims in an aggregate amount exceeding $250,000 in the three (3) year period preceding the date hereof. No Alta Company has sold any vehicle to any Person who intended or intends to export the vehicle in violation of any Franchise Agreement.

(f) Except as set forth on Schedule 3.9(f), no manufacturer has terminated its relationship with any Alta Company or materially reduced its pricing with any Alta Company and no manufacturer has notified an Alta Company in writing that it intends to terminate or materially reduce its pricing with such Alta Company. Except as set forth on Schedule 3.9(f), no Alta Company has received any written notice or other communication from any manufacturer that such manufacturer will not continue as a supplier of an Alta Company after the Closing or that such manufacturer intends to terminate or materially modify existing Contracts with any Alta Company after the Closing.

Section 3.10 Intellectual Property.

(a) The operation of the business of the Alta Companies have not in the past five (5) years interfered with, infringed, misappropriated or otherwise violated, and do not currently interfere with, infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person in any respect, and no Alta Company has in the past five (5) years received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Alta Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Each Alta Company owns or has the right to use all Intellectual Property that is used in and material to the business of such Alta Company as currently conducted. Schedule 3.10(b) identifies each patent, Trademark and service mark registration, Internet domain name, and copyright registration, and all applications for the foregoing, in each case which is owned by an Alta Company. None of the Alta Companies owns or purports to own any Software. Except as set forth on Schedule 3.10(b), all the Intellectual Property required to be disclosed in Schedule 3.10(b) is valid and enforceable. Each Alta Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Alta Company or the business of the Alta Companies. All the Owned Intellectual Property required to be disclosed in Schedule 3.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by such Alta Company).

(c) Each Alta Company has made commercially reasonable efforts to protect the confidentiality of all trade secrets and any other confidential information owned by such Alta Company (and any confidential information owned by any Person to whom any of the Alta Companies has a confidentiality obligation). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any Alta Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any Alta Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person who has developed any material Intellectual Property for any Alta Company has assigned all right, title and interest in and to such Intellectual Property to any Alta Company by a valid and enforceable written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality.

(d) No funding or facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. None of the Alta Companies is required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

(e) The IT Assets are sufficient in all material respects for the current business operations of the Alta Companies. The Alta Companies have in place disaster recovery and security plans and procedures and have taken reasonable steps to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Alta Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(f) Each item of Intellectual Property owned or used by the Alta Companies immediately prior to the Closing will be owned or available for use by the Alta Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Alta Companies immediately prior to the Closing.

(g) The Alta Companies are in compliance with, in all material respects, all of confidentiality obligations under each Contract to which any Alta Company are a party.

(h) In the past five (5) years, the Alta Companies have not experienced any Security Breaches or material Security Incidents, and none of the Alta Companies is aware of any written or oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Alta Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Alta Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(i) For the past five (5) years, the Alta Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements. The Alta Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is Processed by or on behalf of the Alta Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information is accessed and used by the Alta Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Alta Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Alta Companies.

(j) The Alta Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Alta Companies are in compliance in all material respects with all such Privacy Policies.

(k) The Alta Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Alta Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11 Litigation. Except as set forth on Schedule 3.11(a), there are no material Proceedings pending or threatened, against any Alta Company or any director, officer or employee of an Alta Company (in their capacity as such) before any Governmental Entity, and during the past five (5) years there have not been any such Proceedings. The Alta Companies are not subject or bound by any material outstanding Orders. Except as set forth on Schedule 3.11(b), there are no material Proceedings pending, initiated or threatened, by any Alta Company against any other Person before any Governmental Entity, and during the past five (5) years there have not been any such Proceedings.

Section 3.12 Brokerage. Except as set forth on Schedule 3.12, neither Equityholder nor any Alta Company have incurred any obligation or Liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Alta Company or Parent to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) sets forth a complete list of all employees of the Alta Companies and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location and compensation (base compensation and any bonuses paid with respect to the twelve-month period ended December 31, 2018 and the three-month period ended March 31, 2019). To the Knowledge of the Company, all employees of the Alta Companies are legally permitted to be employed by the Alta Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) Except as set forth in Schedule 3.13(b), no Alta Company is a party to any collective bargaining agreement relating to employees of any Alta Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Alta Company, and no such disputes have occurred within the past three (3) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Alta Company and no such activities have occurred within the past three (3) years. There are no material grievances or arbitrations pending or, to the Knowledge of the Company, threatened against any of the Alta Companies and arising under a collective bargaining agreement. With respect to the transactions contemplated by this Agreement, the Alta Companies have, or prior to the Closing will have, satisfied, in all material respects all notice and bargaining obligations they owe to any unions representing their employees under applicable Law or any collective bargaining agreement.

(c) Except as set forth in Schedule 3.13(c), the Alta Companies are and for the past three (3) years have been in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, disability rights or benefits, workers’ compensation, affirmative action, collective bargaining, workplace safety, immigration, layoffs and the payment of social security and other Taxes. There are no material Proceedings pending or, to the Company’s Knowledge, threatened against any Alta Company with respect to or by any current or former employee, consultant or personnel of (or other individual service provider to) any Alta Company. In the past three (3) years, none of the Alta Companies has implemented any plant closing or layoff of employees triggering notice requirements the WARN Act. No Alta Company has engaged in any unfair labor practices and no Alta Company is presently subject to or, to the Knowledge of the Company, threatened with any material grievances or unfair labor practices complaints or charges.

(d) Each of the Alta Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and no Alta Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Alta Companies has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants. Each individual who has provided or is providing services to any Alta Company, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Alta Companies have any material Liability or obligations under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, and no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any Alta Company. None of the Alta Companies are materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Alta Company personnel (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(e) To the Company’s Knowledge, no employee or independent contractor of the any Alta Company is (i) subject to any noncompete or nondisclosure agreement or obligation, the breach of which could be material to the Company or (ii) to any employment or consulting agreement with any individual other than any Alta Company. To the Company’s Knowledge, no Key Employee has provided oral or written notice of any present intention to terminate his or her relationship with any Alta Company within the first twelve (12) months following the Closing.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each employment, consulting or independent contractor Contract, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Alta Companies or pursuant to which any of the Alta Companies has any material Liabilities, in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA (each a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, the Company has made available to Parent copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report and (v) if applicable, nondiscrimination testing results for the three (3) years prior to the date hereof.

(b) Except as set forth on Schedule 3.14(b), (i) no Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code, (ii) neither any Alta Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any Liability with respect to, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code and (iii) neither any Alta Company not any ERISA Affiliate contributes to or has any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. No Alta Company has any Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS and, nothing has occurred since the issuance of such opinion, notification and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Except as set forth on Schedule 3.14(c), each Company Employee Benefit Plan has been maintained, funded and administered in accordance respects with its respective terms and in compliance with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not (i) result in material payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Alta Companies to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Alta Companies to terminate any Company Employee Benefit Plan..

(e) No Company Employee Benefit Plan covers employees primarily working outside of the United States.

(f) Each of each Alta Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in operational and documentary compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A. No Alta Company has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Code Section 409A.

(g) No benefit payable or that may become payable by any of the Alta Companies pursuant to any Company Employee Benefit Plan or as a result of, in connection with or arising under this Agreement shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No Alta Company has agreed to pay, gross up or otherwise indemnify any employee or contractor for any tax imposed under Section 4999 of the Code.

Section 3.15 Insurance. As of the date hereof, the Alta Companies have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. No Alta Company is in default in any material respect of its obligations under any such policy. During the twelve (12) months prior to the date hereof, no Alta Company has received any written notice of cancellation, material reduction in coverage or non-renewal of such policy. During the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to the Alta Companies, taken as a whole, under such policies as to which coverage has been denied or disputed in any material respect by the underwriters of such policy or in respect of which such underwriters have reserved material rights. Since December 31, 2018, no Alta Company has (a) failed to maintain in full force and effect any material insurance policies or (b) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of one hundred thousand dollars ($100,000) that is not covered by insurance.

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.16(a), each Alta Company is in and, for the past five (5) years has been, in compliance in all material respects with all Laws applicable to the conduct of the Alta Companies and no notices have been received in the past five (5) years by any Alta Company from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws.

(b) Each Alta Company holds all permits required or advisable for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted and are in compliance with all terms and conditions of such permits (collectively, “Permits”), except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, materially adverse to the business of the Alta Companies. Except as disclosed in Schedule 3.16(b), no Proceeding is pending or threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Alta Company to use such permit.

Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17, (a) each Alta Company is, and for the five (5) years preceding the Closing Date, has been, in compliance with all applicable Environmental Laws; (b) each Alta Company has for the five (5) years preceding the Closing Date timely obtained, maintains, and is, and for the five (5) years preceding the Closing Date, has been, in compliance in with, all permits, licenses, certificates or other authorizations required by applicable Environmental Laws for the ownership and use of its assets and Leased Real Property, and the conduct of its business as formerly or currently operated (collectively, the “Environmental Permits”), all such Environmental Permits are in full force and effect and there is no pending Proceeding to revoke or materially modify any Environmental Permit; (c) no Alta Company has received any written notice or information request regarding any actual or alleged violation by any Alta Company of, or Liabilities of any Alta Company under, applicable Environmental Laws, which notice remains unresolved or under which there are continuing unsatisfied obligations; (d) no Alta Company has used, generated, treated, stored, disposed of or released any Hazardous Materials on the Leased Real Property, any formerly owned or leased real property, or at any customer or other location that has or could result in Liability to any of the Alta Companies under Environmental Laws; (e) there are no Proceedings pending, or to the Knowledge of the Alta Companies, threatened against any Alta Company under applicable Environmental Laws; (f) no Alta Company is subject to any material outstanding judgment, Order or decree of any Governmental Entity under applicable Environmental Laws; (g) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (h) no Alta Company has expressly assumed, undertaken or provided an indemnity with respect to any Liability of any other Person under Environmental Laws, and there are no claims pending, or to the Knowledge of the Alta Companies, threatened related to such Liability; and (i) the Alta Companies have provided to Parent true and correct copies of all Phase I environmental site assessment reports, Phase II reports, environmental, health or safety audits, inspections conducted in the five (5) years prior to the date hereof by the Alta Companies, and material documents related to any Proceeding arising under Environmental Laws, that in each case, are in the Alta Companies’ possession or reasonable control.

Section 3.18 Title to Assets. Except as set forth on Schedule 3.18 or as reflected on the Financial Statements, each Alta Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by such Alta Company (except for such assets as may have been sold or otherwise disposed of (a) in the Ordinary Course of Business consistent with past practice prior to the date of this Agreement and (b) after the date hereof and without violation of the terms and conditions of this Agreement), free and clear of all Liens other than Permitted Liens. Such assets of the Alta Company constitute all of the assets, properties, rights and interests necessary to conduct the business of the Alta Companies after the Closing, as it has been operated for the twelve (12) months prior to the date hereof.

Section 3.19 Government Contracts and Bids.

(a) Except as set forth on Schedule 3.19(a), with respect to each Contract that is or has been over the five (5) years prior to the date hereof, in existence between any Alta Company, on the one hand, and any Governmental Entity, on the other hand (each a “Company Government Contract”); each Contract that is or has been over the five (5) years prior to the date hereof, in existence between any Alta Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each a “Company Government Subcontract”); and each outstanding bid, quotation or proposal by such Alta Company that if accepted or awarded could lead to a Contract between such Alta Company, on the one hand, and either any Governmental Entity or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such outstanding bid, quotation or proposal, a “Bid”):

(i) each such Company Government Contract or Company Government Subcontract has been legally awarded;

(ii) all representations and certifications with respect to any such Company Government Contract or Company Government Subcontract made by the applicable Alta Company were current, accurate and complete in all material respects when made, and such Alta Company has complied in all material respects with all such representations and certifications;

(iii) the Alta Companies are not in any material violation, breach or default of any provision of any Order or Law governing any Company Government Contract or Company Government Subcontract, and no allegation that any Alta Company is or has been in the five (5) years prior to the date hereof, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to such Alta Company and not withdrawn;

(iv) during the five (5) years prior to the date hereof, no Alta Company has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has any Alta Company been threatened with termination for default under any Company Government Contract or Company Government Subcontract;

(v) no request for equitable adjustment by any Governmental Entity or by any of Alta Company’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof;

(vi) there is no Proceeding pending or, to the Company’s Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against any Alta Company, or any of their respective directors or officers, including (i) alleged fraud under the False Claims Act (31 U.S.C. § 3729-3733), violations of the Procurement Integrity Act (41 U.S.C. § 423) or violations of the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b) or (ii) the violation of any Governmental Rule relating to any Company Government Contract or Company Government Subcontract;

(vii) neither an Alta Company nor, to the Knowledge of the Company, any director, officer, employee, consultant or agent of an Alta Company, nor any cost incurred by an Alta Company pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Entity;

(viii) all Alta Companies have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information;

(ix) no Alta Company been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or threatened in writing;

(x) there are no outstanding written claims between any Alta Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract;

(xi) neither any Alta Company nor, to the Knowledge of the Company, any of directors, officers or employees of an Alta Company is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to any operations of such Alta Company;

(xii) each Alta Company has properly included their appropriate markings on its proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts required for the protection of proprietary information;

(xiii) each Alta Company has complied in all material respects with all terms and conditions, including military specifications and other standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts; and

(xiv) no current operations of the Alta Companies are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b) The Alta Companies and their officers, directors, managers, employees, consultants and agents collectively hold all security clearances necessary for the operation of their respective businesses as presently conducted. Schedule 3.19(b) sets forth a correct and complete list of all security clearances held by any Alta Company or any their respective directors, officers, employees, consultants or agents. No Alta Company is aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of such Alta Company or any of its directors, officers, managers, employees, consultants or agents. Each Alta Company and each of its directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

(c) Each Alta Company has complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Entity, and no Alta Company has received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Entity of any intent to suspend, disapprove or disallow any material costs.

(d) All former U.S. government personnel that have been employed or retained by an Alta Company comply with applicable Governmental Rules specifically related to post-government employment.

Section 3.20 Directors and Officers. Schedule 3.20 lists the directors or managers and officers of each Alta Company.

Section 3.21 Customer Warranties. There are no pending or, to the Knowledge of the Company, threatened, claims under or pursuant to any warranty provided by any Alta Company, whether expressed or implied, on the products or services sold prior to the Closing Date by any Alta Company that are not reserved for in accordance with GAAP in the Latest Balance Sheet. All of the services rendered by the Alta Companies (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and no Alta Company has any pending claims for replacement or repair or for other damages relating to or arising from any such services, except for amounts which are immaterial in the aggregate. No Material Contract with any customer contains any warranty provision for which such Alta Company is obligated to provide that that is significantly and adversely different than the warranty provisions of other Material Contracts and that would impose material Liability on any Alta Company.

Section 3.22 Product Warranties. All vehicles, equipment, parts and other products sold, leased, installed or delivered by any Alta Companies has been in material conformity with all product specifications, all express and implied warranties and all applicable Laws. No Alta Company has any Liability for replacement, servicing or repair of any vehicle, equipment, parts, other products or other damages in connection therewith or any other customer or product obligations not properly reserved against on the Latest Balance Sheet. No Alta Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any vehicle or equipment, or any other product repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, any Alta Company. No Alta Company has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of such Alta Company with respect to any vehicle, equipment, part, or any other products repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, such Alta Company. All repairs to any vehicles, equipment, parts or other products installed or delivered by any Alta Company, have been made in accordance with the applicable manufacturer’s specifications. No Alta Company has, or has agreed to accept for others, any warranty or service obligations to any Person, or offered its customers any marketing or added-value programs or plans for which such Alta Company is responsible for administration or the Liability thereof, including, but not limited to, any program as may be required by any manufacturer with respect to programs, warranties and similar products pursuant to the terms of the applicable Franchise Agreement. Except as provided for under the terms of service contracts sold by any Alta Company and agreements with third-party service providers, no Alta Company has any agreement with a customer to return or refund any portion of amounts paid for an extended warranty or service contract.

Section 3.23 Accounts Receivable.

(a) Schedule 3.23(a) contains an accurate and complete list and the aging of all accounts receivable of the Alta Companies as of the date hereof (“Accounts Receivable”). The Accounts Receivable represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed by the Alta Companies. All such Accounts Receivable relate solely to the sale of goods or services to customers of the Alta Companies, none of whom are Affiliates of any Alta Company. Except to the extent paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible net of the respective reserve shown in the corresponding line items on the Financial Statements or on the accounting records of Alta Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

(b) All accounts payable of the Alta Companies, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Alta Companies. Since the date of the Latest Balance Sheet, the Alta Companies have paid their accounts payable in the Ordinary Course of Business.

Section 3.24 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances other than Permitted Liens and those reflected on the Financial Statements, and no inventory is held on a consignment basis. The quantities and product mix of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. All inventory shown on the Latest Balance Sheet has a value at least equal to the value shown on the face of the Latest Balance Sheet. All items included in Inventory conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

Section 3.25 Trade & Anti-Corruption Compliance

(a) Neither any Alta Company nor any of its directors, officers, managers, employees, its agents or third-party representatives, is or has in the five (5) years prior to the date hereof been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of any Alta Company; or (iii) otherwise in violation of any applicable Sanctions or applicable Export Control Laws or U.S. antiboycott requirements (together “Trade Controls”), in connection with the business of any Alta Company. No products produced by any Alta Company requires a license from any Governmental Entity for sale or export to any jurisdiction or end-user that is not otherwise targeted by restrictions under applicable Sanctions or applicable Export Control Laws.

(b) In the five (5) years prior to the date hereof, in connection with or relating to the business of the Alta Companies, neither any Alta Company nor any of its directors, officers, managers, employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; (iv) has violated or is violating in any respect any Anti-Corruption Laws; or (v) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person.

Section 3.26 Affiliate Transactions. Schedule 3.26 sets forth a list of all services currently provided to any Alta Company by any of its Affiliates (other than another Alta Company) and all services currently provided by any Alta Company to any of its Affiliates (other than another Alta Company), and the charges assessed for all services provided during such time. Except as disclosed in Schedule 3.26, there are no loans, Leases, commitments, guarantees, agreements (except for employment agreements and the Governing Documents) or other transactions or arrangements (oral or written) between any of the Alta Companies, on the one hand, and any Affiliate thereof (other than another Alta Company) or any current or former director, officer, shareholder/equity holder or employee of any Alta Company, or any immediate family member or Affiliate of any of the foregoing, on the other hand.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER

The Equityholder hereby represent and warrant to Parent that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

Section 4.1 Organization; Authority; Enforceability. Equityholder is (a) a resident of the State of Michigan, (b) 18 year of age or older, and (c) legally competent to execute and deliver this Agreement and the other agreements entered into (or contemplated to be entered into) by Equityholder in connection herewith or therewith, and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of Equityholder is necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Equityholder and constitutes the valid and binding agreement of Equityholder, enforceable against Equityholder in accordance with its terms.

Section 4.2 Capitalization and Ownership. Equityholder controls each Shareholder and each such Shareholder as of Closing will have good and valid title to the shares of Company Capital Stock free and clear of all Liens other than Securities Liens. Except as set forth on Schedule 4.2, Equityholder is not a party to (i) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Equityholder to sell, transfer or otherwise dispose of any of the Company Capital Stock, or (ii) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Company Capital Stock. Other than the shares of Company Capital Stock and other Equity Interests set forth on Schedule 3.3(a), Equityholder have no other equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any Alta Company or obligating such Alta Company to issue, deliver, transfer or sell any capital securities or any other equity or voting interest in any Alta Company.

Section 4.3 Noncontravention.

(a) Except as set forth in Schedule 4.3(a), the consummation of the transactions contemplated hereby by Equityholder do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Capital Stock, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which Equityholder is bound or subject.

(b) Except as set forth in Schedule 4.3(b) or as would not be materially adverse to the Equityholder, the consummation of the transactions contemplated hereby by Equityholder do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Capital Stock, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any Contract to which Equityholder is a party.

Section 4.4 Litigation. Except as set forth on Schedule 4.4, there are no material Proceedings pending or threatened, against Equityholder before any Governmental Entity that (a) could reasonably be expected to adversely affect the ability of Equityholder to consummate the transactions contemplated by this Agreement or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose material limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. Neither Equityholder nor any Shareholder is subject or bound by any material outstanding Orders that could reasonably be expected to adversely affect the ability of Equityholder to consummate the transactions contemplated by this Agreement.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, neither Equityholder nor any Alta Company have incurred any obligation or Liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Alta Company or Parent to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 4.6 Investment Intent.

(a) Equityholder understands and acknowledges that the acquisition of Parent Shares involves substantial risk. Equityholder and his representatives have experience as investors in Equity Interests and other securities of companies such as Parent, and Equityholder can bear the economic risk of its investment (which Equityholder acknowledges may be for an indefinite period) and have such knowledge and experience in financial or business matters that Equityholder is capable of evaluating the merits and risks of his investment in the Parent Shares.

(b) Equityholder is acquiring the Parent Shares for his own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Parent Shares, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Equityholder qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Equityholder understands and acknowledges that the Parent Shares have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Equityholder acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state or other Law or pursuant to an applicable exemption therefrom. Equityholder acknowledges that the portion of the Merger Consideration consisting of Parent Shares are not registered under the Securities Act.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub, jointly and severally, hereby represent and warrant that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1 Organization; Authority; Enforceability. Parent is a corporation duly incorporated under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Merger Sub is a corporation duly incorporated under the Laws of the State of Michigan with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Parent and Merger Sub constitute valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Brokerage. Except as set forth on Schedule 5.2, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 5.3 Litigation. There is no material Proceeding pending before any Governmental Entity, against or affecting Parent or Merger Sub or any of its properties or rights with respect to the transactions contemplated hereby or which could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose material limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement.

Section 5.4 Investment Company. Neither Parent nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.5 Noncontravention.

(a) The consummation of the transactions contemplated hereby by Parent and Merger Sub do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which the Parent or Merger Sub is bound or subject.

(b) The consummation of the transactions contemplated hereby by Parent and Merger Sub do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any material Contract to which Parent or Merger Sub is a party.

Section 5.6 Financing. Parent has received and accepted: (a) draft commitment letters (as executed, amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.15, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto (including any Debt Financing Sources who become party thereto by joinder in accordance with the terms thereof) pursuant to which the Debt Financing Sources will agree, subject solely to the terms and conditions thereof and expressly stated therein, to provide the debt amounts set forth therein (such debt financing, together with any permitted Alternative Financing, the “Debt Financing, and (b) executed subscription agreements (the “Subscription Agreement” and, together with the Debt Commitment Letter, the “Commitment Letters”) from certain Persons (collectively, the “Equity Investors”) pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein (such cash equity, the “Cash Equity”, and such Cash Equity, together with the Debt Financing, the “Financing”). Parent has delivered to Equityholder drafts of Commitment Letters and any fee letters referred to in, or contemplated by, the Debt Commitment Letters (each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.15, the “Fee Letter”). Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Investors to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Investors, as applicable, to reduce the total amount of the Financing. There are no other agreements, side letters or arrangements relating to the Financing to which Parent or any of its Affiliates is a party that could impose conditions to the funding of the Financing, other than those set forth in the Commitment Letters.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VII and (ii) the Closing Date (such period, the “Pre-Closing Period”), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except as otherwise contemplated or permitted by this Agreement, each Alta Company shall operate its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact their business relationships with customers, suppliers and others with whom such Alta Company has a business relationship), and each Alta Company shall not take or omit to take any action that would have required disclosure pursuant to Section 3.6 if such action had been taken after the date of the Latest Balance Sheet and prior to the date of this Agreement; provided, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Alta Companies prior to the Closing; (B) prohibit or restrict any Alta Company’s ability to make withdrawals or borrow funds under equipment floor plan and credit lines in the Ordinary Course of Business prior to 12:01 a.m. on the Closing Date; (C) prohibit or restrict any Alta Company from hiring or terminating the employment of any employee in the Ordinary Course of Business; (D) prohibit or restrict any Alta Company from making capital expenditures in the Ordinary Course of Business; (E) prohibit or restrict any Alta Company from entering into agreements with customers or vendors in the Ordinary Course of Business; or (F) restrict the ability of any Alta Company to declare or pay any Cash dividends or distributions other than as set forth on Schedule 6.1(a)(ii)(E).

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.4; provided, that nothing herein shall require (i) Parent to take any action to satisfy the conditions set forth in Section 2.4(b), (ii) Equityholder or any Alta Company to take any action to satisfy the conditions set forth in Section 2.4(c) and (iii) Parent to pay any expenses or agree to any terms or conditions in order to obtain any third party consent or approval.

(c) Listing. During the Pre-Closing Period, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on a national securities exchange.

(d) LTIP. Subject to the approval of Parent’s stockholders, prior to the Closing Date, Parent shall approve and adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Parent to Equityholder and shall be mutually agreed (in good faith) by Parent and Equityholder prior to the Closing Date (the “LTIP”).

(e) Exclusivity.

(i) During the Pre-Closing Period, neither Equityholder nor any Alta Company shall enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the Equity Interests or assets of any Alta Company (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Company Capital Stock, merger, reorganization, recapitalization, sale of assets or otherwise (“Alternative Acquisition”), with any Person other than Parent, its Affiliates and their representatives.

(ii) Equityholder, each Alta Company and its and their Affiliates and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants, or other representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and Data Room access previously granted to any Person with respect to an Alternative Acquisition.

(iii) Equityholder and the Company shall notify Parent promptly (and in any event within one (1) Business Day) orally and in writing after they obtain Knowledge of the receipt by the Company (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) of any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to the Alta Companies or for access to the business, properties, assets, books or records of the Alta Companies in each case, related to an Alternative Acquisition or, to the Knowledge of the Company, that is to be used for the purposes of making a proposal for an Alternative Acquisition. In such notice, Equityholder and the Company shall identify the third party making, and details of the material terms and conditions of, any such proposal for an Alternative Acquisition or request. Equityholder and the Company shall notify Parent promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, Equityholder and the Company shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof).

(iv) Equityholder and the Company acknowledges and agrees that it is aware, and that the Company and each of its Affiliates and representatives is aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Equityholder and the Company hereby agree, for itself and on behalf of each of its Affiliates and representatives, that while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person, take any other action with respect to Parent, or cause or encourage any Person to do any of the foregoing.

(f) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and shall cause the other Alta Companies to, afford the representatives of Parent (including Parent’s Debt Financing Sources and Equity Financing Sources and their counsel) reasonable access, during normal business hours, to the properties, books and records of the Alta Companies and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Alta Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Alta Companies following the Closing.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall the Alta Companies or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law or Contract or (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any Alta Companies or any of their respective Affiliates relating to such information; provided, that to the extent such access or information is denied pursuant to the foregoing, the Parties shall work together in good faith to develop substitute arrangements that do not result in a violation of Law or Contract, the loss of an applicable privilege or breach of a confidentiality obligation, as applicable;

(B) the auditors and accountants of any of Parent the Alta Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(C) if so requested by the Company, Parent shall enter into a customary joint defense agreement or common interest agreement with the Alta Companies or any of their respective Affiliates with respect to any information provided to Parent, or to which Parent gains access, pursuant to this Section 6.1(f) or otherwise; and

(D) from and after the Closing, the Company shall, and shall cause each of their Affiliates and each of their and their respective representatives, to hold in confidence and not disclose to any other Person, any information concerning Parent or any Alta Company, except to the extent that such information can be shown to have been (I) in the public domain other than as a result of a disclosure or other action (or failure to act) by the Company or any of his Affiliates or any of their respective representatives in violation of this Agreement, or (II) lawfully acquired by the Company or his Affiliates or their respective representatives on a non-confidential basis from sources other than those related to its prior ownership of the Alta Companies. If the Company or any of his Affiliates or any of their respective representatives are required by Law to disclosure any such information, the Company or its Affiliates shall, to the extent permitted by applicable Law, promptly notify Parent in writing and may disclosure, without liability hereunder, only that portion of such information which is legally required to be disclosed; provided, that Company and its Affiliate shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be afforded to such information.

(g) Communications. Promptly following the date of this Agreement, the Company and Parent shall cooperate in good faith to develop and mutually agree upon a communication strategy and policy for Parent and its Affiliates and their respective representatives to communicate with the employees, customers and suppliers of the Alta Companies (the “Communication Policy”). Except with the express prior written authorization of the Company, during the Pre-Closing Period, the Parent and its Affiliates and their respective representatives shall not have any communication with the employees, customers and suppliers of the Alta Companies unless such communication has been agreed upon in accordance with the Communication Policy.

(h) Notification of Certain Matters. During the Pre-Closing Period, the Company shall disclose to Parent in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(b) to be satisfied.

Section 6.2 Antitrust Laws.

(a) Each of Parent and the Company will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Parent shall pay all fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders.

(b) The Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Alta Company or Parent (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. The Company, on the one hand, and Parent, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement.

(c) Each of Parent and the Company shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.2(c), each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, but subject to the other terms and conditions of this Section 6.2(c), provided, further, that in no event shall Parent or any of its Affiliates be required to effect or committing to effect, by consent decree, hold separate Orders, trust or otherwise the sale, transfer or disposition of any of their respective assets or businesses or agree or otherwise commit to restrict the current or future business of Parent or any of its Affiliates.

Section 6.3 R&W Insurance Policy.

(a) During the Pre-Closing Period, Parent may acquire a binding agreement (the “Binder Agreement”) to be issued by Liberty Surplus Insurance Corporation (the “R&W Insurance Company”) at Closing of a Parent-side representation and warranty insurance policy (the “R&W Insurance Policy”) naming Parent as the “named insured” and the Parent Indemnified Parties (including, following the Closing, the Alta Companies) as additional insureds. The R&W Insurance Policy will contain (i) an applicable deductible or retention (the “R&W Deductible”) amount no greater than an amount equivalent to $3,300,000 (as of the Closing), (ii) policy coverage to include inaccuracies in and breaches of the representations and warranties of Equityholder and the Company, (iii) a limit of liability no less than $44,000,000, (iv) no entitlement to subrogation rights of recovery against any Shareholders, except in the case of fraud, and (v) such further terms as set forth in the Binder Agreement. If Parent determines in its sole discretion to acquire the R&W Insurance Policy, each Party shall use reasonable best efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing.

(b) If the R&W Insurance Policy is acquired, from and after the Closing, Parent shall notify Equityholder in connection with any claim made by any Parent Indemnified Party under the R&W Insurance Policy and to the extent requested in writing, Equityholder shall, and shall cause their Affiliates to use good faith efforts to reasonably cooperate with the Parent Indemnified Parties in connection with any claim made by such Person under the R&W Insurance Policy. If the R&W Insurance Policy is acquired, without the prior written consent of Equityholder, Parent shall not terminate or amend or waive the R&W Insurance Policy (or any provision, right or remedy thereunder) in any respect that would negatively impact Equityholder and at any time during the period in which Parent or Merger Sub has a right to assert a claim for indemnification pursuant to this Article 6.

Section 6.4 Survival Periods.

(a) None of the representations and warranties set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing (and there shall be no liability after the Closing in respect thereof). The covenants and agreements contained in this Agreement shall, in each case, survive until their Applicable Limitation Dates.

(b) No Person shall be entitled to recover for any Loss pursuant to Section 6.5(a) or Section 6.5(b) unless written notice of a claim thereof is delivered to Equityholder (in the case of a claim for which indemnification is available pursuant to Section 6.5(a)) or Parent (in the case of a claim for which indemnification is available pursuant to Section 6.5(b)), as the case may be, prior to the Applicable Limitation Date.

(c) For purposes of this Agreement, “Applicable Limitation Date” means, (i) in respect of any breach or non-fulfillment of any covenant of the Company, Equityholder or Parent, as applicable, that by its terms contemplate performance on or prior to the Closing shall survive for a period of twelve (12) months after the Closing Date, and (ii) in respect of any breach or non-fulfillment of any covenant or agreement of the Company, Equityholder or Parent, as applicable, that survives the Closing Date and which breach or non-fulfillment occurs after the Closing, the date of the expiration, by their terms, of the obligations of the applicable Party under such covenant or agreement, including when such covenant or agreement has been fully performed plus ninety (90) days. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 6.5, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.4 if notice of the misrepresentation, breach or non-fulfillment thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 6.5 General Indemnification.

(a) Subject to Section 6.5(c), Section 6.5(d), and the other limitations set forth herein, the Shareholders and the Equityholder shall jointly and severally indemnify the Parent Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Parent Indemnified Parties for any and all Losses which any such Parent Indemnified Party may suffer as a result of, arising from or in connection with:

(i) any breach or non-fulfillment of any covenant of the Company or the Equityholder under this Agreement;

(ii) any inaccuracies in the Closing Settlement Statement; and

(iii) any breach of any representation or warranty in Section 3.8(e).

(b) Parent shall indemnify the Equityholder Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Equityholder Indemnified Parties for any Losses which any such Equityholder Indemnified Party may suffer as a result of, arising from or in connection with any breach or non-fulfillment of any covenant of Parent or the Merger Sub under this Agreement.

(c) Neither the Shareholders nor Equityholder shall be liable to any Parent Indemnified Party for any Loss pursuant to or arising under this Agreement to the extent that the aggregate amount of all Losses indemnified by the Shareholders or Equityholder exceeds the Merger Consideration received by the Shareholders or Equityholder hereunder.

(d) Notwithstanding anything to the contrary contained herein: Losses in respect of which a Parent Indemnified Party would otherwise be entitled to indemnification shall be offset by any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) from any third party in respect of such Loss, including in respect of any insurance proceeds, including pursuant to the R&W Insurance Policy (net of any reasonable and documented out-of-pocket expenses incurred in obtaining such recovery, including any deductible under any insurance policy or the retention under the terms of the R&W Insurance Policy) (collectively, the “Third-Party Recovery Proceeds”).

(e) Any Person making a claim for indemnification under this Section 6.5 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the nature of the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor is materially prejudiced thereby. The Parties shall cooperate in good faith to resolve any disputed claim for indemnification. Any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the control of the defense thereof by providing notice to the Indemnitee within thirty (30) days of receipt of the notice described in the first sentence of this Section 6.5(e) and in connection therewith, by irrevocably acknowledging, admitting and agreeing to fully indemnify the Indemnitee for all Losses relating to such claim for indemnification, subject to the terms of this Section 6.5. If the Indemnitor assumes the defense of such claim for indemnification, it shall appoint counsel that is reasonably acceptable to the Indemnitee (which the Parties hereby agree that Winston & Strawn LLP is reasonably acceptable counsel to Equityholder) to be the lead counsel in connection with such defense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose if the fees and expenses of such separate counsel are borne entirely by the Indemnitee; (ii) Equityholder shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (B) the claim primarily seeks an injunction or other equitable relief against a Parent Indemnified Party, (C) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor, (D) involves any customer or supplier of the Indemnitee or any of their Affiliates and such claim could reasonably be expected to materially impair such Indemnitee’s or its Affiliate’s relationship with such customer or supplier, (E) in the circumstances in which Equityholder are the Indemnitor, has a reasonable likelihood of resulting in Losses that exceed the maximum amount of liability Equityholder would have under this Section 6.5; and (iii) if an Indemnitor shall control the defense of any such claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, subject to the limitations set forth in this Section 6.5, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is for (x) money damages only, (y) includes a full and unconditional release of the Indemnitee from any further liability in respect of such claim and (z) does not contain any admission of wrongdoing on the part of the Indemnitee. The Indemnitee may take any actions reasonably necessary to defend any third party claim prior to the time it receives notice from the Indemnitor that it will assume the defense of such claim. If the Indemnitor makes any payments on any claim pursuant to this Section 6.5, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim, including any claims against third parties.

(f) For the avoidance of doubt, except in the case of fraud or pursuant to Section 6.5(a)(iii), the Parent Indemnified Parties’ sole and exclusive source of recovery for any Losses due to a breach or misrepresentation of any representations of Equityholder, Shareholders, or the Company, in this Agreement or in any certificate delivered by Equityholder, Shareholders, or the Company pursuant to this Agreement shall be recovery from the insurance coverage provided by the R&W Insurance Policy (if acquired by Parent), and, except pursuant to Section 6.5(a)(iii), in no event (including if the R&W Insurance Policy is not acquired) will any Parent Indemnified Party make a claim for indemnification pursuant to this Agreement, including Section 6.5, in respect of any Loss resulting from any breach of any representation or warranty of Equityholder, Shareholders, or the Company pursuant to this Agreement or any certificate delivered by Equityholder, Shareholders, or the Company pursuant to this Agreement. Subject to the limitations set forth in this Section 6.5, to the extent Equityholder or Shareholders are liable to any Parent Indemnified Party for any indemnifiable Loss pursuant to Section 6.5(a), then Equityholder or Shareholders shall be required to effect and discharge payment of such indemnifiable Loss within three (3) Business Days after the final, binding determination thereof, by wire transfer of immediately available funds to the Parent Indemnified Party, the amount of such indemnifiable Loss.

(g) To the extent Parent is liable to any Equityholder Indemnified Party for any indemnifiable Loss pursuant to Section 6.5(b), then Parent shall be required to effect and discharge payment of such indemnifiable Loss within three (3) Business Days after the final, binding determination thereof, by wire transfer of immediately available funds to the Equityholder Indemnified Party, the amount of such indemnifiable Loss.

(h) To the extent that any Third-Party Recovery Proceeds are recovered by a Parent Indemnified Party after the related indemnification payment has been made by Equityholder or Shareholders pursuant to this Section 6.5 for the same Loss, in order to prevent any recovery of a Loss more than once in respect of the same Losses suffered, such Parent Indemnified Party shall pay over to Equityholder or Shareholders, in cash, the amounts of such Third-Party Recovery Proceeds for which indemnification payments have previously been made by Equityholder or Shareholders, promptly after such Third-Party Recovery Proceeds are actually recovered, but not more than the amount of indemnification payment made by Equityholder or Shareholders pursuant to this Section 6.5.

(i) Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.5, each representation and warranty in this Agreement and the Schedules shall be read without regard and without giving effect to the terms “material”, “in all material respects”, “Material Adverse Effects” or similar phrases or qualifiers contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(j) The representations and warranties of Equityholder and the Company, and any Parent Indemnified Party right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Parent Indemnified Party or by reason of the fact that any Parent Indemnified Party knew, or should have known, that any such representation and warranty was, or might be, inaccurate.

(k) Notwithstanding anything in this Agreement to the contrary, Equityholder hereby agrees that no Equityholder Indemnified Party will be entitled to seek indemnity, reimbursement or contribution from Parent or any Alta Company or any of their respective officers or directors for any indemnity or other obligation for which Equityholder is liable to any Parent Indemnified Party under this Agreement.

(l) All indemnification payments under this Section 6.5 shall be deemed adjustments to the Merger Consideration for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

(m) Except for the R&W Insurance Policy, and subject to Article VII, and except in the event of fraud, the provisions of this Section 6.5 and Section 8.10 hereof set forth the exclusive rights and remedies of the Parties to seek or obtain monetary damages from any Party with respect to matters arising under or in connection with this Agreement, the Merger, and any certificates, instruments, or agreements executed or delivered in connection herewith or therewith (except as otherwise and to such extent as specifically set forth in such certificate, document, or instrument). Notwithstanding the foregoing, this Section 6.5(n) shall not operate to (i) interfere with, impede, or limit the rights or obligations of the Parties under Article VII, or (ii) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief in accordance with Section 8.10).

Section 6.6 Certain Tax Matters.

(a) Equityholder shall prepare and file, or cause to be prepared and filed, all Tax Returns for each Alta Company which are due on or prior to the Closing Date (collectively, the “Equityholder Prepared Returns”), and shall pay any Taxes shown as due on any Equityholder Prepared Return to the applicable Taxing Authority. Equityholder shall cause each Equityholder Prepared Return to be prepared in a manner consistent with the Company’s past practice. Parent shall prepare and file, or cause to be prepared and filed, at Parent’s sole cost and expense, all Tax Returns of the Alta Companies that are required to be filed after the Closing Date (the “Parent Prepared Returns”), and shall pay any Taxes shown as due on any Parent Prepared Return that is not a Pass-Through Tax Return. To the extent that an Equityholder Prepared Return or a Parent Prepared Return is a Pass-Through Tax Return, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, unless otherwise required by Law; provided that any such Tax Return shall only be permitted to include any “bonus depreciation” under Code Section 168(k) in such a manner as to minimize the Tax liability of the members of the Alta Company as a result of the taxable income of the Alta Company; provided, further, that any Alta Company that is classified as a partnership for U.S. federal income tax purposes shall use the interim closing of the books method for purposes of allocating income, gain, loss, deduction and credit for a taxable period that includes, but does not end on, the Closing Date. Each Parent Prepared Return that is a Pass-Through Tax Return shall be submitted to Equityholder for Equityholder’s review and comment at least thirty (30) days prior to the due date of the Tax Return (taking into account applicable extensions). Parent shall in good faith consider all reasonable comments received from Equityholder no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Notwithstanding any other provision of this Section 6.6(a), Equityholder, at its sole cost and expense, shall be solely responsible for filing any and all of the Tax Returns required to be filed by Equityholder and paying all of the Taxes due and owing by Equityholder (including to the extent attributable to income of any Alta Company that flows up to Equityholder). The parties hereto shall file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a determination of a Taxing Authority that is final.

(b) Parent shall notify Equityholder of receipt by any Alta Company of a written notice of any pending or threatened Tax audit, assessment, litigation or other Proceeding if such audit, assessment, litigation or other Proceeding is with respect to Taxes with respect to any Pass-Through Tax Returns of any Alta Company for any Pre-Closing Tax Period (“Tax Contest”). No failure or delay of Parent in the performance of the foregoing shall reduce or otherwise affect the obligations or Liabilities of Equityholder pursuant to this Agreement except to the extent Equityholder is materially prejudiced thereby. Parent shall control, or cause the applicable Alta Company to control, the conduct of any Tax Contest, provided, that (i) Equityholder shall have the right to participate in such Tax Contest and (ii) Parent shall not settle, resolve or abandon the Tax Contest (or any portion thereof) without the prior written consent of Equityholder (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in the Agreement to the contrary, in case of any conflict between this Section 6.6(b) and Section 6.5(e) with respect to any Tax Contest, this Section 6.6(b) shall govern with respect to such Tax Contest.

(c) Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 6.6(a) and any audit or other Proceeding with respect to Taxes or Tax Returns of any Alta Company (whether or not a Tax Contest). Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Parent agrees to retain all books and records with respect to Tax matters pertinent to the Alta Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Equityholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Equityholder shall (and shall cause his Affiliates to) provide any information reasonably requested, at Parent’s sole cost and expense, to allow Parent or any Alta Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Company. Each Alta Company will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Equityholder and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(e) If any imputed underpayment (within the meaning of Code Section 6225) is assessed against Alta Enterprises, LLC with respect to any Pre-Closing Tax Period, the Company and the Equityholder shall each timely file amended Tax Returns pursuant to Code Section 6225(c)(2) and the regulations promulgated thereunder taking into account, to the fullest extent possible, any such imputed underpayment, and shall include payment of any tax due with such amended Tax Returns. For the avoidance of doubt, such obligation shall be subject to the provisions of Section 8.10 providing for specific performance in the event such obligation is breached.

Section 6.7 Press Release; SEC Filings.

(a) Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Parent and Equityholder, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law.

(b) As promptly as practicable and in any event with four (4) Business Days of execution of this Agreement, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) As promptly as reasonably practicable after the date hereof and the availability of the Financial Statements of the Alta Companies, Parent and the Company shall prepare and Parent shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the Parent Stockholder Voting Matters. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Parent Board.

(d) Prior to filing with the SEC, Parent will make available to Equityholder drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide Equityholder with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise Equityholder promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. Parent and Equityholder shall cooperate to promptly respond to any comments of the SEC on the Proxy Statement, and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable.

(e) If at any time prior to Parent Stockholders Meeting the Parties discover or become aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Company and its business and the Company’s management, operations and financial condition. Accordingly, Equityholder agrees to, and agrees to cause the Company to, as promptly as reasonably practicable, provide Parent with all information concerning Equityholder and the Company, their business, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, Additional Parent Filings or any other Parent SEC Filing. The Alta Companies shall make available to Parent and its counsel, and shall cause their Affiliates, directors, officers, managers and employees to make available to Parent and its counsel, all information reasonably available and requested by Parent or its counsel in connection with the drafting of the Proxy Statement and Additional Parent Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to Equityholder, the Company or the business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which would be required to be set forth in an amendment or a supplement to the Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Parent shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Voting Matters; provided, however, that the Parent Board may withdraw or modify such recommendation (a “Change in Recommendation”) if the Parent Board determines in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 6.7(f) unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Parent has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail. Parent agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of voting on the Parent Stockholder Voting Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(g) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) all audited and unaudited financial statements of the Alta Companies required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K, (ii) all selected financial data of the Alta Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Alta Companies were subject thereto) with respect to such periods as required by the applicable rules and regulations and guidance of the SEC, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) The Company and the Equityholder covenant and agree, jointly and severally, that the information (i) relating to the Equityholder or the Company, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, or (ii) provided by any Alta Company, or any of their respective Affiliates or representatives, in any case, to be contained in the Proxy Statement, the Additional Parent Filings, any other Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (w) the time such information is filed, submitted or made publicly available, (x) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (y) the time of the Parent Stockholder Meeting or (z) the Closing.

Section 6.8 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that upon and subject to the occurrence of the Closing, the Transaction Expenses shall be paid or reimbursed from the working capital of the Surviving Company.

Section 6.9 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.10 Release.

(a) Subject to Section 6.10(c), effective upon the Closing, Equityholder, on behalf of himself and his past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge each Alta Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and Liabilities to Equityholder as an equityholder (whether directly or indirectly) of any Alta Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Equityholder and his past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Alta Company; provided, that this Section 6.10 shall not affect the rights of any Alta Company’s directors and officers to the extent they are entitled to indemnification under the Governing Documents of any Alta Company.

(b) Subject to Section 6.10(c), Parent and each Parent Indemnified Party hereby waives any and all claims of any kind or nature against Equityholder (other than claims arising from any criminal or alleged criminal activity of Equityholder) in his capacity as an officer, director, manager, agent, representative, or in any other capacity of any Alta Company related to any facts, conditions, transactions, events, or circumstances occurring or existing prior to the Closing.

(c) Notwithstanding anything to the contrary in this Section 6.10, nothing in this Section 6.10 shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or any agreement entered into in connection herewith.

Section 6.11 Directors and Officers.

(a) Parent acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Alta Company or who, at the request of any Alta Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) for a period of six (6) years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Alta Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) Tail Policy.

(i) For a period of six (6) years from and through the Closing Date, Parent shall cause the Company to maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Alta Companies’ with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; and

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Alta Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Alta Company’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Equityholder.

Section 6.12 Access to Books and Records. From and after the Closing, Parent and its Affiliates shall make or cause to be made available to Equityholder (at Equityholder’s sole expense) all books, records, Tax Returns and documents of any Alta Company during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding or dispute (i) brought or threatened to be brought by Equityholder or his Affiliates or (ii) brought or threatened to be brought by Parent or its Affiliates against Equityholder or his Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding or dispute brought by Equityholder or his Affiliates against Parent or by Parent or its Affiliates against Equityholder under or arising out of this Agreement) for which access to such documents is determined by such Equityholder to be reasonably necessary, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Parent shall (at its sole expense) cause each Alta Company to maintain and preserve all such Tax Returns, books, records and other documents for six (6) years after the Closing Date. Notwithstanding anything herein to the contrary, Parent shall not be required to provide any access or information to Equityholder, his Affiliates or any of their respective representatives which Parent reasonably believes it or, after the Closing, any Alta Company is prohibited from providing to Equityholder, his Affiliates or their respective representatives by reason of applicable Law, which, for the avoidance of doubt, (A) constitutes or allows access to information protected by attorney-client privilege, or which Parent or any Alta Company are required to keep confidential or (B) could prevent access by reason of a Contract with a third party or which would otherwise expose Parent, any of its Affiliates (including, after the Closing, any Alta Company) to a material risk of Liability.

Section 6.13 No Other Representations; Non-Reliance of Parent. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon the express representations and warranties of Equityholder set forth in Article III or Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 6.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, but except in the case of fraud, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 6.14.

Section 6.15 Financing.

(a) During the Pre-Closing Period, Parent may execute Subscription Agreements with Equity Investors and shall use its commercially reasonable efforts to enforce the terms of any Subscription Agreements.

(b) Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, Parent shall use, and shall cause its Affiliates to use, its commercially reasonable efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Debt Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter, (ii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Subscription Agreements, Debt Commitment Letter, Fee Letter and such Definitive Debt Agreements that are within its control (including payment of all fees and expenses) and comply with its obligations thereunder, (iii) maintain in effect the Subscription Agreements, Debt Commitment Letter and Fee Letter in accordance with their terms and (iv) diligently enforce all of its rights under the Subscription Agreements and Debt Commitment Letter (and any definitive agreements related thereto), provided, however, that Parent shall not be required to commence or pursue litigation, and Equityholder shall have no right to compel Parent to commence or pursue litigation, to enforce the obligations of the Financing Sources or the Debt Financing Sources to fund the Financing. Parent shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in, or materially impair, delay or prevent consummation of the Financing contemplated by the, Subscription Agreement and the Debt Commitment Letter or in any Definitive Debt Agreement related to the Debt Financing.

(c) Subject to the terms hereof, Parent shall use, and shall cause its Affiliates to use, commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Commitment Letters. Parent shall give Equityholder prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination (or alleged or purported termination) of the Commitment Letters. Parent shall keep Equityholder informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters entered into at or prior to the date hereof if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Financing, (iii) adds or imposes new conditions or amends the existing conditions to the drawdown of the Financing or (iv) is adverse to the interests of Equityholder, in each case, in any material respect.

(d) In the event that any portion of the Committed Financing becomes unavailable on the terms and conditions (including any “flex provisions”) contemplated in the Debt Commitment Letter and the Fee Letter, regardless of the reason therefor, and such portion of the Committed Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, Parent will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Financing pursuant to any then-existing Debt Commitment Letter and available cash of Parent, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not less favorable in the aggregate to Parent than those contained in the Debt Commitment Letter and the Fee Letter that the Alternative Financing would replace (taking into account any flex provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to Parent, Equityholder and the Alta Companies (in each case, in the aggregate) than the conditions set forth in the Debt Commitment Letter (as applicable) in effect as of the date of this Agreement and (ii) immediately notify Equityholder of such unavailability and the reason therefor. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Parent or its Affiliates be obligated to provide Financing.

(e) For purposes of the foregoing Section 6.15(a) through Section 6.15(c), (i) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing (that is debt financing) arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) and engagement letter (or similar agreement) with respect to any Alternative Financing arranged in compliance with this Section 6.15(d), (iii) the term “Debt Financing Sources” shall be deemed to include any Debt Financing Sources providing the Alternative Financing (that is debt financing) arranged in compliance herewith, (iv) the term “Subscription Agreement” shall be deemed to include any subscription agreement with respect to any Alternative Financing (that is equity financing) arranged in compliance herewith (and any Subscription Agreements remaining in effect at the time in question) and (v) the term “Equity Financing Sources” shall be deemed to include any Equity Financing Sources providing any portion of the Alternative Financing that is equity financing arranged in compliance herewith. Parent shall keep Equityholder reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Parent shall provide Equityholder with prompt written notice of any material breach, threatened material breach or material default by any party to any Subscription Agreement, Debt Commitment Letter or the Definitive Debt Agreements of which Parent gains knowledge and the receipt of any written notice or other written communication from any Equity Financing Sources or Debt Financing Sources with respect to any material breach, threatened material breach or material default or, termination or repudiation by any party to any Subscription Agreement, Debt Commitment Letter or the Definitive Debt Agreements or any provision thereof.

(f) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 6.15 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent be deemed to construe or require, Parent to (i) bring any enforcement action against any Equity Financing Sources or Debt Financing Source to enforce its rights under the applicable Financing, (ii) seek or accept Financing on terms adverse to or less favorable than those set forth in the Subscription Agreements or Debt Commitment Letters, as applicable, (iii) pay any fees in excess of those contemplated by the Debt Commitment Letters (or any Fee Letter delivered in connection therewith) (whether to secure waiver of any conditions contained therein or otherwise) or (iv) agree to waive any term or condition of this Agreement or amend or waive any term of the, Subscription Agreements or Debt Commitment Letter.

(g) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, Equityholder and each Alta Company agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of the Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential Equity Investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (which shall not include pro forma financial information), (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided, that such documents will not take effect until the Closing, (iv) assisting Parent to comply with any applicable provisions of the Debt Commitment Letters, (v) providing the Financial Statements and such other financial information regarding the Alta Companies that is readily available or within the Alta Companies’ possession and as is reasonably requested in connection with the Financing, (vi) at each Alta Company’s option, taking or appointing a representative of Parent to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and, in the case of the Debt Financing, the direct borrowing or incurrence of all of the proceeds of the Debt Financing, by any Alta Company immediately following the Closing, (vii) each Alta Company executing and delivering reasonable and customary certificates (including, without limitation, a customary certificate of the Chief Financial Officer of each Alta Company with respect to solvency matters), customary management representation letters and other customary documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the Debt Financing on the Closing Date, (viii) furnishing Parent at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (ix) otherwise reasonably cooperating in Parent’s efforts to obtain the Financing. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Alta Company, (B) no Alta Company shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the Financing prior to the Closing, (C) no Alta Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Financing) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Alta Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Financing. Nothing contained in this Section 6.15(f) or otherwise shall require any Alta Company, prior to the Closing, to be an issuer or other obligor with respect to the Financing.

(h) None of Equityholder, the Alta Companies, their Affiliates or any of their respective representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 6.15(g) or any information utilized in connection therewith. Parent shall indemnify and hold harmless Equityholder, the Alta Companies, their Affiliates and their respective representatives from and against any and all Loss suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.15(g) and any information utilized in connection therewith, for any of the foregoing to the extent the same is the result of (i) claims based upon the accuracy of any historical information provided by or on behalf of Equityholder, any Alta Company or their respective Affiliates and representatives expressly for use in connection with the arrangement of the Financing or (ii) the gross negligence, willful misconduct or fraud committed by or on behalf of Equityholder, any Alta Company or their respective Affiliates and representatives. Parent shall, promptly upon receipt of a reasonably detailed invoice from the Equityholder or Alta Company, reimburse the Equityholder or the Alta Company and their Affiliates for all reasonable out-of-pocket costs and expenses incurred by the Equityholder or Alta Company or respective their Affiliates (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 6.15(g).

Section 6.16 Non-Competition; Non-Solicit; Non-Disparagement; Confidentiality.

(a) From the Closing Date until the fifth (5th) anniversary of the Closing Date, Equityholder shall not independently or through any of his Affiliates, directly or indirectly, engage in (whether as an owner, officer, manager, employee, partner, agent, member, principal, consultant, representative or otherwise) any activity that competes with the business of any Alta Company; provided, that nothing herein shall prohibit the Equityholder, or any of his respective Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. The geographic territory to which this Section 6.16(a) extends is the United States and any other jurisdiction where the Company operates as of the Closing Date or operated within the five (5) years preceding the Closing Date.

(b) The Equityholder agrees that for a period of five (5) years following the Closing Date he shall not (and shall cause his Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee or contractor of Parent or any of its Affiliates to leave the employ of Parent or any of its Affiliates, or in any way interfere with the relationship between Parent or any of its Affiliates and any employee or contractor thereof, (ii) hire any person who was an employee of Parent or any of its Affiliates at any time during the preceding twelve (12)-month period (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6.16 that any such hiring within such twelve (12)-month period is in violation of clause (i) above), or (iii)  call on, solicit or service any customer, supplier or other business relation of the Parent or any of its Affiliates (including any Person that was a customer, supplier or other business relation of Company with respect to the business at any time during the eighteen (18)-month period immediately prior to the Closing), induce or attempt to induce such Person to cease doing business with the Parent or any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation and the business, Parent or any of its Affiliates (including making any negative statements or communications about the Alta Companies, Parent or any of its Affiliates).

(c) The Equityholder shall not, and shall cause his Affiliates not to, make any oral or written statement that disparages or places the Alta Companies or Parent in respect thereof in a false or negative light, except in connection with a legal proceeding in which Company, Equityholder or such Affiliate, officer, or director is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Authority.

(d) If, at the time of enforcement of the covenants contained in this Section 6.16, (the “Restrictive Covenants”) a court shall hold that the duration, scope or the geographic area stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Equityholder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Parent or any of its Affiliates’ businesses and the substantial investment made by Parent hereunder.

(e) If the Equityholder breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Parent shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent or any of its Affiliates at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Parent or such Affiliate and that money damages would not provide an adequate remedy to Parent or such Affiliate; and

(ii) the right and remedy to require the Equityholder to account for and pay over to Parent or such Affiliate any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

In the event of any breach or violation by the Equityholder of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved by a final determination of a court of competent jurisdiction or an arbitrator.

(f) From and after the Closing and the Equityholder shall, and shall direct each his representatives, to hold in confidence and not disclose to any other Person, any Confidential Information. If Equityholder or any of his representatives are requested or required by Law to disclose any such information, Equityholder shall, to the extent permitted by applicable Law, promptly notify Parent in writing and may disclose, without Liability hereunder, only that portion of such information which, based on the advice of counsel, is legally required to be disclosed; provided, that Equityholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.17 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 6.17 hereto, and except for this Agreement and any ancillary agreements contemplated herein and for Liabilities relating to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, all Liabilities and obligations of the Alta Companies under any Contract or arrangement contemplated by Section 3.26 shall be terminated in full as of the completion of Closing without Liability to the Alta Companies and, from and after the completion of Closing, the Alta Companies shall have no surviving obligations or Liabilities to any other party to such Contract or arrangements whatsoever with respect to any such Contract or arrangement.

Section 6.18 Pre-Closing Restructuring. Prior to the Closing, the Company will cause Alta Holding Company, LLC and Alta Holding Partnership, LLC to dissolve.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Equityholder and Parent;

(b) by either the Equityholder or Parent by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by either the Equityholder or Parent by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before June 12, 2020 (the “Outside Date”); provided, that if the failure to consummate the transactions contemplated hereby by the Outside Date is a result of a continuing investigation by a Governmental Entity under Antitrust Laws or the applicable waiting period under the HSR Act relating to the transactions contemplated hereby not having expired or been terminated, then, upon written notice and election provided by either the Equityholder or Parent, the “Outside Date” may upon such notice and election be extended once for up to an additional thirty (30) days thereafter; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement or (ii) Parent, if the Equityholder is entitled to terminate this Agreement pursuant to Section 7.1(f);

(d) by the Equityholder, if Parent or Merger Sub breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Equityholder’ obligations to consummate the transactions contemplated hereby set forth in Section 2.4(a) or Section 2.4(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent and Merger Sub by the Equityholder, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Equityholder if the Company or the Equityholder is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Parent, (i) if the Company or the Equityholder breach in any material respect any of their representations or warranties contained in this Agreement or the Company or the Equityholder breach or fail to perform in any material respect any of their covenants contained in this Agreement, which breach or failure to perform (A) would render a condition precedent to Parent’s or Merger Sub’s obligations to consummate the transactions contemplated hereby set forth in Section 2.4(a) or Section 2.4(b) not capable of being satisfied, and (B) after the giving of written notice of such breach or failure to perform to the Company by Parent or Merger Sub, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent or Merger Sub if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) if the Company Shareholder Approval is not delivered within two (2) hours of the execution of this Agreement; and

(f) by Equityholder, if (i) all of the conditions to Closing set forth in Section 2.4(a) and Section 2.4(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than the condition set forth in Section 2.4(a)(iv) and those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Equityholder has certified in writing to Parent and Merger Sub that the Equityholder and the Company are ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Parent and Merger Sub fails to complete the Closing within two (2) Business Days after the delivery of such notification by the Equityholder.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.7(a), Section 6.8, this Section 7.2 and Article VIII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.

Section 7.3 Expense Reimbursement.

(a) If the Equityholder or the Company terminated this Agreement pursuant to Section 7.1(f) or this Agreement is terminated at a time when the Equityholder or the Company is entitled to terminate this Agreement pursuant to Section 7.1(f), Parent shall pay to the Company a fee equal to $1,500,000 (the “Expense Reimbursement Fee”) within five (5) Business Days after the termination of this Agreement to the Company by wire transfer of immediately available funds to the account or accounts designated in writing by the Company.

(b) Each of the Parties hereto agrees that if this Agreement is terminated and the Expense Reimbursement Fee is due and payable, the Expense Reimbursement Fee shall be the sole and exclusive remedy of the Company, the Equityholder and their Affiliates and all direct and indirect equityholders (whether at law, in equity, in contract, in tort or otherwise) against the Parent and any of their respective direct or indirect, former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, agents or assignees (each, a “Parent Related Party”) for any breach of this Agreement by Parent or any losses suffered hereunder or under any other agreement executed in connection with the transactions contemplated hereby. Subject to the proviso to the immediately preceding sentence, upon the Company’s receipt of full payment of the Expense Reimbursement Fee, (i) no Parent Related Party shall have any further Liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (ii) neither the Company, the Equityholder nor any of their Affiliates shall be entitled to bring or maintain any Proceeding against any Parent Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (iii) the Company and the Equityholder shall cause any Proceeding pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by the Company or the Equityholder against any Parent Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Expense Reimbursement Fee. The Company shall not be entitled to collect the Expense Reimbursement Fee on more than one occasion.

(c) Each of the Parties hereto acknowledges that the Expense Reimbursement Fee, as and when payable pursuant to this Section 7.3, is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which such amount is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Article VIII
MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and Equityholder. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions of Section 8.3, Section 8.8, Section 8.10, Section 8.11, Section 8.13 and this Section 8.1 (and any definitions used therein and any other provision in this Agreement that would have the effect of amending, supplementing, modifying, replacing or waiving such definitions or provisions or the substance thereof) may not be amended, supplemented, modified, replaced or waived without the consent of any Debt Financing Source or Equity Financing Source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Section 8.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Parent and Equityholder shall be sent to the addresses indicated below:

Notices to Equityholder, and prior to the Closing, the Company:

Alta Equipment Holdings, Inc.

13211 Merriman Road

Livonia, Michigan 48150

Attention: Ryan Greenawalt

Fax:

Email: ryan.greenawalt@altaequipment.com

with copies to (which shall not constitute notice):

Howard & Howard Attorneys, PLLC

450 W. Fourth Street

Royal Oak, Michigan 48322

Attention: Joseph J. DeVito

Jeffrey A. Hoover

Fax: (248) 645-1568

Email: jjd@h2law.com

  jah@h2law.com

Notices to Parent, and following the Closing, the Company: B. Riley Principal Merger Corp. 299 Park Avenue 21st Floor New York, New York 10171 Attention: Kenneth Young Fax: Email: kyoung@brileyfin.com with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

Attention: Joel Rubinstein

Jason Osborn

Fax: (212) 294-5336

Email: jrubinstein@winston.com

josborn@winston.com

Section 8.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided further, that notwithstanding the foregoing, Parent may assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby (including the Debt Financing Sources) for collateral security purposes, it being understood that no such assignment shall relieve Parent of any of its obligations hereunder. In the event the Company or any of its successors or assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company shall be deemed to have assumed the obligations set forth in Section 6.11.

Section 8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all amendments, modifications, supplements, extensions and renewals thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Parent if such information or materials have been uploaded to the electronic data room maintained by Equityholder and his financial advisors on the Project Canyon, Venue online-platform provided by Donnelley Financial Solutions for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to Parent’s representatives (including counsel) via electronic mail at least three (3) Business Days prior to the date hereof. The content of the Data Room as at the relevant date set out in the preceding sentence has been stored on six identical encrypted USB devices prepared by Donnelley Financial Solutions, of which Equityholder and Parent each received three for evidentiary purposes on the date hereof.

Section 8.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any Debt Financing Source under the Debt Commitment Letter related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder (INCLUDING, FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE DEBT FINANCING OR INVOLVING OR AGAINST ANY DEBT FINANCING SOURCE). THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action against the Debt Financing Sources, including any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof, whether based on contract, tort or otherwise, in any forum other than exclusively in federal court sitting in the State of New York, Borough of Manhattan in the City of New York.

Section 8.9 Trust Account Waiver. Each of the Company and Equityholder acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Equityholder, for themselves and the Affiliates they have the authority to bind, hereby agree they do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public stockholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among Parent, Equityholder and the Company or the Company’s shareholders and will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public stockholders) for any reason whatsoever.

Section 8.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) in respect of the Parent Indemnified Parties, the Equityholder Indemnified Parties, the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder and (b) in respect of the Debt Financing Sources, each of whom (i) is an express third-party beneficiary of Section 8.1, Section 8.3, Section 8.8, Section 8.13 and this Section 8.11 to the extent such sections affect the rights and obligations of the Debt Financing Sources and (ii) shall be entitled to enforce such provisions and rely thereon).

Section 8.12 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or the Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Equityholder expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.13 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement to the contrary, (a) in no event shall Equityholder, the Alta Companies or any of their respective Affiliates or representatives (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or Equity Financing Source in connection with this Agreement or (ii) seek to enforce the commitments against, make any claims for breach of any Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source or Equity Financing Source for the Financing in connection with (y) this Agreement or (z) the obligations of the Debt Financing Sources or Equity Financing Sources for the Financing under the applicable Commitment Letter; it being agreed that the foregoing clauses (i) and (ii) shall include the agreement not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source or Equity Financing Source, and (b) the Equityholder and the Alta Companies on behalf of themselves and their respective Affiliates and representatives hereby (i) acknowledges that no Debt Financing Source or Equity Financing Source shall have any liability to the Equityholder or any Alta Company under this Agreement or for any claim made by the Equityholder or any Alta Company based on, in respect of, or by reason of the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Cash Equity, the Debt Financing, the Debt Commitment Letters or the performance thereof, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Equityholder or any Alta Company may have against any Debt Financing Source or Equity Financing Source relating to this Agreement, the Cash Equity, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby. Nothing in this Section 8.13 shall in any way limit or qualify the rights and obligations of (x) the Debt Financing Sources or Equity Financing Sources for the applicable Financing and the other parties to the Financing (or the definitive documents related thereto) to each other thereunder or in connection therewith and (y) Equityholder against Parent. Without limiting the foregoing, no Debt Financing Source or Equity Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to the transactions contemplated by this Agreement, any Financing or the Debt Commitment Letters.

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Each of the undersigned has caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

PARENT:

B. Riley Principal Merger corp.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Financial Officer

MERGER SUB:

BR CANYON MERGER SUB CORP.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	President

Signature Page to Agreement and Plan of Merger

THE COMPANY:

ALTA EQUIPMENT HOLDINGS, INC.

By:	/s/ Ryan Greenawalt
Name:	Ryan Greenawalt
Title:	President

THE EQUITYHOLDER:

By:	/s/ Ryan Greenawalt
Ryan Greenawalt

Signature Page to Agreement and Plan of Merger

Exhibit A

CONSENT RESOLUTIONS

OF THE SOLE SHAREHOLDER

of

ALTA EQUIPMENT HOLDINGS, INC.

The undersigned, being the sole shareholder (the “Sole Shareholder”) of ALTA EQUIPMENT HOLDINGS, INC., a Michigan corporation (the “Company”), acting pursuant to the Michigan Business Corporation Act and the relevant documents governing actions by the Company, hereby consents to and adopts the following resolutions in lieu of a meeting thereof:

Approval of Contemplated Transactions

WHEREAS, the Board of the Directors of the Company (the “Board”) has unanimously: (1) declared that certain Agreement and Plan of Merger, dated as of [_________], 2019 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), BR Canyon Merger Sub Corp., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), Company, and Ryan Greenawalt, and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”) along with all documents referenced therein (the “Transaction Documents”), including a merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein, advisable, fair to and in the best interests of the Company and the Sole Shareholder, (2) approved the Merger Agreement in accordance with the Applicable Law, and (3) adopted a resolution directing that the adoption of the Merger Agreement be submitted to the Sole Shareholder for consideration and recommended that the Sole Shareholder adopt the Merger Agreement; and

WHEREAS, the undersigned has reviewed the Merger Agreement, substantially in form attached hereto as Exhibit A and the Transaction Documents and has determined that entry into the Merger Agreement and Transaction Documents to which the Company is a party, and the consummation of the Contemplated Transactions, is in the Company’s best interests.

NOW, THEREFORE, BE IT RESOLVED, that the Contemplated Transactions, including the Merger, are hereby approved.

FURTHER RESOLVED, that the form, terms and provisions of the Merger Agreement and each Transaction Document to which the Company is a party, in substantially the forms reviewed by the Sole Shareholder, and the Company's entry into the Merger Agreement and each Transaction Document to which it is a party, and performance of its obligations under the Merger Agreement and each of such Transaction Agreements, be, and hereby are, in all respects approved.

FURTHER RESOLVED, that each of [_______] and [___________] (collectively, the “Authorized Officers”), are hereby authorized, empowered and directed, in the name and on behalf of the Company to execute and deliver, and perform the Company’s obligations under, the Merger Agreement and each of the Transaction Agreements to which the Company is a party, in substantially the forms approved herein, with such changes thereto as such Authorized Officer executing the Merger Agreement or such Transaction Agreements, as applicable, shall approve, his or her approval and the approval of the undersigned to be conclusively evidenced by his or her execution and delivery thereof.

Omnibus Resolutions

FURTHER RESOLVED, that the Authorized Officers are hereby authorized, empowered and directed, in the name and on behalf of the Company, to take all steps and to do all acts and things, including the execution, delivery and performance of the Company’s obligations under any other agreements, instruments or other documents, as in the judgment of such officer or officers may be deemed necessary, advisable or appropriate in order to consummate the Contemplated Transactions or any of the other transactions contemplated by the Merger Agreement or any of the Transaction Agreements and perform the Company’s obligations thereunder and otherwise carry out the purposes of the foregoing resolutions, and the execution and delivery thereof shall be conclusive evidence that the same were in all respects hereby fully authorized and approved.

FURTHER RESOLVED, that any acts of the Company or any Authorized Officer or of any person or persons designated and authorized to act by any Authorized Officer, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as acts in the name and on behalf of the Company.

FURTHER RESOLVED, that facsimile or other electronic copies of signatures to this consent shall be deemed to be originals and may be relied on to the same extent as the originals.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this consent as of the date first written above.

SOLE SHAREHOLDER:

RYAN GREENAWALT SEPARATE PROPERTY TRUST UAD 2/9/2007:

By:
Its:

EXHIBIT A

MERGER AGREEMENT

See attached.

Exhibit B

Third AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
B. RILEY PRINCIPAL MERGER CORP.

[_], 2020

B. Riley Principal Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “B. Riley Principal Merger Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 30, 2018 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on November 19, 2018. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on April 8, 2019.

2. This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Third Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Alta Equipment Group Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

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Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock , the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Third Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.4 No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

4

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX
AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article V, Article VI, Article VIII and this Article IX (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Third Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Third Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 10.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

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ARTICLE XI

SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, B. Riley Principal Merger Corp. has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. RILEY PRINCIPAL MERGER CORP.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Exhibit C

CLCS/CD-550m (Rev. 06/18)

# MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS
# CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU

Date Received

AC1

**(FOR BUREAU USE ONLY)**

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

| Name | | |
|---|---|---|
| Address | | |
| City | State | ZIP Code |

**Document will be returned to the name and address you enter above.**
**If left blank, document will be returned to the registered office.**

EFFECTIVE DATE:

Expiration date for new assumed names: December 31,

Expiration date for transferred assumed names appear on page 2.

## CERTIFICATE OF MERGER
## Cross Entity Merger for use by Corporations, Limited Liability Companies, and Limited Partnerships

*Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 162, Public Acts of 1982 (nonprofit corporations), Act 23, Public Acts of 1993 (limited liability companies) and Act 213, Public Acts of 1982 (limited partnerships), the undersigned entities execute the following Certificate of Merger:*

1. The Plan of Merger (Consolidation) is as follows:

a. The name of each constituent entity and its identification number is:

| | |
|---|---|
| BR Canyon Merger Sub Corp. | 802391874 |
| Alta Equipment Holdings, Inc. | 800727570 |
| | |

b. The name of the constituent entity that will be the surviving (new) entity and its identification number is:

| | |
|---|---|
| Alta Equipment Holdings, Inc. | 800727570 |

Corporations and Limited Liability Companies provide the street address of the survivor's principal place of business:
13211 Merriman Road, Lovonia, MI 48150

2. (Complete only if a later effective date is desired other than the date of filing. The date must be no more than 90 days after the receipt of this document in this office.)

The merger (consolidation) shall be effective on the ________ day of ______________________________, ________.

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**Complete for Corporations and Limited Liability Companies Only**

The assumed names being transferred to continue for the remaining effective period of the Certificate of Assumed Name on file prior to the merger are:

| Assumed Name | Corporation and/or LLC Transferred from | Expiration Date |
|---|---|---|
| | | |

Nonsurvivor name to be used as assumed name of survivor:

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## Complete for Profit Corporations Only

For each constituent stock corporation, state:

| Name of corporation | Designation and number of outstanding shares in each class or series | Indicate class or series of shares entitled to vote | Indicate class or series entitled to vote as a class, if any |
|---|---|---|---|
| BR Canyon Merger Sub Corp. | 100 | Common | |
| Alta Equipment Holdings, Inc. | 130 & 18,850 | A Common & B Common | |

If the number of shares is subject to change prior to the effective date of the merger, the manner in which the change may occur is as follows:

The manner and basis of converting shares are as follows:

The amendments to the Articles, or a restatement of the Articles, of the surviving corporation to be effected by the merger are as follows:

The Plan of Merger will be furnished by the surviving profit corporation, on request and without cost, to any shareholder of any constituent profit corporation.

The merger is permitted by the state or country under whose law it is incorporated and each foreign corporation has complied with that law in effecting the merger.

(Complete either Section (a) or (b) for each corporation)

☐ a) The Plan of Merger was approved by unanimous consent of the incorporators of ______________________________, a Michigan corporation which has not commenced business, has not issued any shares, and has not elected a Board of Directors.

(Signature of Incorporator) (Type or Print Name) (Signature of Incorporator) (Type or Print Name)

(Signature of Incorporator) (Type or Print Name) (Signature of Incorporator) (Type or Print Name)

☒ b) The plan of merger was approved by:

☐ the Board of Directors of ______________________________, the surviving Michigan corporation, without approval of the shareholders in accordance with Section 703a of the Act.

☐ the Board of Directors of ______________________________, the surviving Michigan corporation, without the vote of the shareholders and has been adopted under Section 703a(3) of the Act, and the conditions specified in that section have been satisfied.

☒ the Board of Directors and the shareholders of the following Michigan corporation(s) in accordance with Section 703a of the Act.

BR Canyon Merger Sub Corp.
Alta Equipment Holdings, Inc.

By ______________________________ (Signature of Authorized Officer or Agent)

______________________________ (Type or Print Name)

BR Canyon Merger Sub Corp. (Name of Corporation)

By ______________________________ (Signature of Authorized Officer or Agent)

______________________________ (Type or Print Name)

Alta Equipment Holdings, Inc. (Name of Corporation)

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**Complete for Nonprofit Corporations Only**

For each constituent stock corporation, state:

| Name of corporation | Designation and number of outstanding shares of each class | Indicate classes of shares that are entitled to vote | Indicate each class that is entitled to vote as a class, if any |
|---|---|---|---|
| | | | |
| | | | |

If the number of shares is subject to change prior to the effective date of the merger, the manner in which the change may occur is as follows:

For each corporation organized on a membership basis, state (a) the name of the corporation, (b) a description of its members, and (c) the number, classification, and voting rights of its members.

For each corporation organized on a directorship basis, state (a) the name of the corporation, (b) a description of the organization of its board, and (c) the number, classification, and voting rights of its directors.

State the terms and conditions of the proposed merger. Include the manner and basis of converting the shares of or other interest in each constituent corporation into shares, obligations, or other securities of or membership or other interest in the surviving corporation, or into cash or other consideration.

The amendments to the Articles or a restatement of the Articles of the surviving corporation to be effected by the merger are as follows:

Other provisions with respect to the merger are as follows:

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**Complete for Nonprofit Corporations Only**

The corporation has complied with the applicable provision of the law of the jurisdiction where it is organized.

The Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any shareholder or member of any constituent corporation.

The Plan of Merger was adopted by the board of each domestic corporation under section 736a(1)(b).

(**Complete <u>either</u> section (a), (b), or (c) for each nonprofit corporation.**)

a) The Plan of Merger was approved by unanimous consent of the incorporators of ____________________ ____________________, a Michigan corporation which has not commenced business, has not issued any shares or memberships, and has not elected a Board of Directors.

____________________ (Signature of Incorporator) (Type or Print Name)

____________________ (Signature of Incorporator) (Type or Print Name)

____________________ (Signature of Incorporator) (Type or Print Name)

____________________ (Signature of Incorporator) (Type or Print Name)

b) The Plan of Merger was approved by the shareholders or members under section 703a of the Act.

____________________

____________________

By ____________________ (Signature of Authorized Officer or Agent)

____________________ (Type or Print Name)

____________________ (Name of Corporation)

By ____________________ (Signature of Authorized Officer or Agent)

____________________ (Type or Print Name)

____________________ (Name of Corporation)

c) The corporation is organized on a directorship basis, and the Plan of Merger was approved by the board of directors under section 703a(3) of the Act.

____________________

____________________

By ____________________ (Signature of Authorized Officer or Agent)

____________________ (Type or Print Name)

____________________ (Name of Corporation)

By ____________________ (Signature of Authorized Officer or Agent)

____________________ (Type or Print Name)

____________________ (Name of Corporation)

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**Complete for Limited Liability Companies Only**

Check one of the following if Limited Liability Company is the survivor.

☐ There are no changes to be made to the Articles of Organization of the surviving limited liability company.

☐ The amendments to the Articles, or a restatement of the Articles, of the surviving limited liability company to be effected by the merger are as follows:

The manner and basis of converting the membership interests are as follows:

The Plan of Merger was approved by the members of each constituent limited liability company in accordance with section 702(1).

The Plan of Merger was approved by the members of each domestic limited liability company in accordance with section 705a(5) and by each constituent business organization in the manner provided by the laws of the jurisdiction in which it is organized.

For each limited liability company involved in the merger, this document is signed in accordance with Section 103 of the Act.

Signed this __________ day of ______________________________ , __________

By ________________________________________
(Signature of Member, Manager or Authorized Agent)

________________________________________
(Type or Print Name and Capacity)

________________________________________
(Name of Limited Liability Company)

Signed this __________ day of ______________________________ , __________

By ________________________________________
(Signature of Member, Manager or Authorized Agent)

________________________________________
(Type or Print Name and Capacity)

________________________________________
(Name of Limited Liability Company)

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**Complete for Limited Partnerships Only**

The Plan of Merger/Consolidation was approved by the partners of each constituent limited partnership in accordance with section 210(3) and by each constituent business organization in the manner provided by the laws of the jurisdiction in which it is organized.

The manner and basis of converting the partnership interests are as follows:

Check one of the following:

- ☐ The survivor is a limited partnership and there are no changes to be made to its Certificate of Limited Partnership.
- ☐ The survivor is a domestic limited partnership. Its Certificate of Limited Partnership is amended as a result of the merger. A restated Certificate of Limited Partnership is attached.
- ☐ The survivor is a foreign limited partnership organized in the state of ______________________. A copy of its Certificate of Limited Partnership as amended as a result of the merger is attached.
- ☐ A new domestic limited partnership is created as a result of the consolidation. Its Certificate of Limited Partnership is attached.
- ☐ A new limited partnership from the state of ________________ is created as a result of the consolidation. A copy of its Certificate of Limited Partnership or similar document is attached.
- ☐ The survivor is a domestic business organization other than a limited partnership. The organizing or governing documents of the surviving business organization are not amended as part of the merger.
- ☐ The survivor is a domestic business organization other than a limited partnership The organizing or governing documents of the surviving business organization are amended as a result of the merger. A statement of these changes is attached.
- ☐ A new business organization from the state of ________________ is created as a result of the consolidation. A copy of the organizing or governing documents of this new business organization are attached.
- ☐ The survivor is a business organization from the state of ________________ . The organizing or governing documents of the surviving business organization are not amended as part of the merger.
- ☐ The survivor is a business organization from the state of ________________ . A copy of its organizing or governing documents is attached. These documents are amended as a result of the merger. A statement of these changes is attached.

Signed this ______ day of ____________________ ______

____________________________________
(Name of Limited Partnership)

By ____________________________________
(Signature of General Partner)

____________________________________
(Type or Print Name)

Signed this ______ day of ____________________ ______

____________________________________
(Name of Limited Partnership)

By ____________________________________
(Signature of General Partner)

____________________________________
(Type or Print Name)

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CSCL/CD-550m (Rev. 06/18)

Preparer's Name ______________________________

Business Telephone Number (      ) ______________________________

## INFORMATION AND INSTRUCTIONS

1. This form may be used to draft your Certificate of Merger. A document required or permitted to be filed under the act cannot be filed unless it contains the minimum information required by the act. The format provided contains only the minimal information required to make the document fileable and may not meet your needs. This is a legal document and agency staff cannot provide legal advice.
2. Submit one original of this document. Upon filing, the document will be added to the records of the Corporations, Securities & Commercial Licensing Bureau. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.
   Since this document will be maintained on electronic format, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.
3. *Limited Liability Companies*: This Certificate is to be used pursuant to sections 705a of 1993 PA 23, for the purpose of merging one or more domestic limited liability companies with any other business entity.
   *Corporations*: This Certificate is to be used pursuant to sections 701, 706, 735, and 736 of 1972 PA 284 (profit corporations) and section 736a of 1982 PA 162 (nonprofit corporations), for the purpose of merging one or more domestic and/or foreign corporations with any other business entity.
   *Limited Partnerships*: This Certificate is to be used pursuant to section 210 of 1982 PA 213, for the purpose of merging one or more domestic and/or foreign limited partnerships with any other business entity.
4. If more than two limited partnerships, limited liability companies, or corporations and other business organizations are merging, the Certificate may be adjusted as necessary, or the format may be used as a guide in drafting your own certificate. If additional space is required for any section, continue the section on an attachment.
5. Item 2 - This document is effective on the date endorsed "Filed" by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.
6. *Limited Liability Companies and Corporations*: Page 2 - A limited liability company and/or a corporation participating in a merger, may transfer to the survivor the use of an assumed name for which a Certificate of Assumed Name is on file with the administrator prior to the merger.
   A corporation or a limited liability company surviving a merger may use as an assumed name the name of a nonsurvivor by filing a Certificate of Assumed Name or by providing for the use of the assumed name in the Certificate of Merger.
   The survivor may also file a Certificate of Assumed name or adopt in the Certificate of Merger an assumed name of a nonsurvivor that was not transferred. A provision in the Certificate of Merger is treated as a new Certificate of Assumed Name.
7. *Foreign Corporations*: Pursuant to sections 1021 and 1035 of 1972 PA 284 and 1982 PA 162, when a foreign corporation authorized to transact business in this state is a party to the merger, the foreign corporation shall file a certificate issued by the proper officer of the jurisdiction of its incorporation attesting to the occurrence of the merger. The merger will not be on file for the foreign corporation in Michigan and a foreign corporation which is a nonsurvivor will not be withdrawn or receive a Certificate of Withdrawal until the certificate evidencing the merger is filed. The fee is $10.00.
8. *Foreign Limited Liability Companies*: Pursuant to section 1005 of 1993 PA 23, when a foreign limited liability company authorized to transact business in this state is a survivor in the merger, the foreign limited liability company shall file a certificate issued by the proper officer of the jurisdiction of its organization attesting to the occurrence of the merger. The fee is $10.00 A foreign limited liability company authorized to transact business in this state that is not a survivor will not be withdrawn until a Certificate of Withdrawal (form CSCL/CD-761) is filed.
9. *Limited Partnerships:* A foreign limited partnership which is registered in Michigan and is a nonsurvivor will not be cancelled until a Certificate of Cancellation is filed (CSCL/CD-404).
10. *Nonprofit Corporations:* All nonprofit corporations, unless organized for religious purposes, must obtain consent to the merger or a written statement that consent is not required from the Attorney General's Office and submit it with this certificate. Contact the Charitable Trust Section, Licensing and Regulation Division, Department of Attorney General, P.O. Box 30214, Lansing, MI 48909 or phone (517) 335-7571. Application for the consent should be made at least 120 days before the desired effective date of the merger. This certificate cannot be filed unless it is accompanied by either the written consent of the Attorney General or an affidavit attesting to the submission of a written request to the Attorney General for consent to the filing and the failure of the Attorney General to respond within 120 days.

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11. Signatures:

**Domestic Limited Liability Companies**: This Certificate must be signed by a manager, if managed by one or more managers, a member if management remains in the members or an authorized agent of the company.

**Domestic Corporations:** This Certificate must be signed by an authorized officer or agent of each domestic corporation involved in the merger unless the incorporators of a corporation approve the merger pursuant to sections 706 and 707 of the Act in which case this Certificate shall be signed by a majority of the incorporators.

**Domestic Limited Partnerships**: This Certificate must be signed by one or more general partners of each domestic limited partnership involved in the merger.

**FEES:** Make remittance payable to the **State of Michigan**. Include entity name and identification number on check or money order. **Fees are nonrefundable, except fees related to stock increases for profit corporations.**

***Limited Liability Companies***: Each domestic limited liability company.......... $100.00
An attached Articles of Organization.......... $50.00
Each new Assumed Name.......... $25.00

***Corporations***: Each domestic corporation.......... $50.00
Each new Assumed Name.......... $10.00

If a foreign corporation authorized to transact business in this state merges into any domestic profit corporation and, if the surviving domestic profit corporation increases its authorized shares in the merger, the corporation shall pay fees for any increase in authorized shares less such sums as the nonsurviving foreign corporation has previously paid to the state as an initial or additional admission fee.

ADDITIONAL FEES DUE FOR INCREASED AUTHORIZED SHARES OF PROFIT CORPORATIONS ARE:

| Amount of Increase | Fee |
|---|---|
| 1-60,000 | $50.00 |
| 60,001-1,000,000 | $100.00 |
| 1,000,001-5,000,000 | $300.00 |
| 5,000,001-10,000,000 | $500.00 |
| More than 10,000,000 | $500.00 for first 10,000,000 plus $1000.00 for each additional 10,000,000 or portion thereof |

***Limited Partnerships***: Cancellation of nonsurvivor domestic limited partnership involved in the merger.......... $10.00
An attached Certificate of Limited Partnership.......... $10.00
An attached Restated Certificate of Limited Partnership.......... $10.00

Submit with check or money order by mail:

Michigan Department of Licensing and Regulatory Affairs
Corporations, Securities & Commercial Licensing Bureau
Corporations Division
P.O. Box 30054
Lansing, MI 48909

To submit in person:

2501 Woodlake Circle
Okemos, MI
Telephone: (517) 241-6470

Fees may be paid by check, money order, VISA, MasterCard, or Discover when delivered in person to our office.

Documents that are endorsed filed are available at www.michigan.gov/corpentitysearch. If the submitted document is not fileable, the notice of refusal to file and document will be available at the Rejected Filings Search website at www.michigan.gov/corprejectedsearch.

LARA is an equal opportunity employer/program. Auxiliary aids, services and other reasonable accommodations are available upon request to individuals with disabilities.

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**Optional expedited service.**
Expedited review and filing, if fileable, is available for all documents for profit corporations, limited liability companies, limited partnerships and nonprofit corporations.

The nonrefundable expedited service fee is in addition to the regular fees applicable to the specific document.

Please complete a separate CSCL/CD-272 form for expedited service for each document submitted in person or by mail.

**24-hour service - $50 for formation documents and applications for certificate of authority.**

**24-hour service - $100 for any document concerning an existing entity.**

**Same day service**

- **Same day - $100 for formation documents and applications for certificate of authority.**
- **Same day - $200 for any document concerning an existing entity.**

Review completed on day of receipt. Document and request for same day expedited service must be received by 1 p.m. EST OR EDT.

- **Two hour - $500**

Review completed within two hours on day of receipt. Document and request for two hour expedited service must be received by 3 p.m. EST OR EDT.

- **One hour - $1000**

Review completed within one hour on day of receipt. Document and request for 1 hour expedited service must be received by 4 p.m. EST OR EDT.

Documents submitted by mail are delivered to a remote location for receipts processing and are then forwarded to the Corporations Division for review. Day of receipt for mailed expedited service requests is the day the Corporations Division receives the request.

Rev. 06/18

MI055 - 4/24/2019 Wolters Kluwer Online

Exhibit D

LETTER OF TRANSMITTAL

This Letter of Transmittal is being sent to you in connection with the merger (the “Merger”) of BR Canyon Merger Sub Corp., a Michigan corporation (“Merger Sub”), with and into Alta Equipment Holdings, Inc., a Michigan corporation (the “Company”), with the Company continuing as the surviving entity pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of December [•], 2019 by and among B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), Merger Sub, the Company and Ryan Greenawalt (the “Equityholder). Each of the Company, Parent and Merger Sub may also be referred to individually herein as a “Party”, and collectively as the “Parties.” All capitalized terms used in this Letter of Transmittal shall have the meanings ascribed to such terms in the Agreement, attached hereto as Exhibit A.

Please read all instructions carefully. You have received this Letter of Transmittal because the Company’s records indicate that you own shares of Company Capital Stock (such shares, collectively, “Company Stock”). We have set forth on the signature page to this Letter of Transmittal the number and class of Company Stock that our records indicate are held by you. In order to receive payment for your Company Stock, you must:

(1) complete and sign this Letter of Transmittal on page 9;

(2) complete and sign the IRS Form W-9 attached hereto as Exhibit B or IRS Form W-8 or W-8BEN, as applicable;

(3) complete and sign the Accredited Investor Questionnaire attached hereto as Exhibit C;

(4) complete and sign the “Bad Actor” Certification attached hereto as Exhibit D; and

(5) no later than [_________], 2020 mail or otherwise deliver each of the foregoing to Winston & Strawn LLP, counsel to Parent (the “Exchange Agent”) at the address below:

Winston & Strawn LLP

Attn: Amanda L. Mueller

35 W. Wacker Drive

Chicago, IL 60601

PLEASE READ AND FOLLOW ALL INSTRUCTIONS CAREFULLY.

In accordance with the Agreement, the undersigned holder of Capital Stock of the Company (the “Holder”) hereby delivers this Letter of Transmittal and acknowledges and agrees that such Holder’s Company Stock shall be cancelled and extinguished at the Effective Time in exchange for the right to receive the portion of the Merger Consideration in respect of such Company Stock as set forth in the Agreement.

Notice of Action by the Shareholders. In accordance with the Michigan Business Corporation Act and the Company’s Articles of Incorporation (as amended, the “Articles”) and Bylaws (as amended, the “Bylaws”), the Merger and the Agreement have been approved by each of the Board of Directors of the Company and the holders of all Company Capital Stock entitled to vote on the Agreement, in each case, by the written consent of the Board of Directors and/or the holders of Company Capital Stock, as applicable. Copies of such written consents are attached hereto as Exhibit E. Accordingly, the Agreement has been approved and adopted by all necessary action on the part of the Company and its shareholders. In accordance with the terms of the Agreement, as so approved and adopted, you are required to execute and deliver this Letter of Transmittal and the related documents described herein in order to receive your portion of the Merger Consideration.

By virtue of the Merger, each issued and outstanding share of Company Stock shall be converted into the right to receive a portion of the Merger Consideration upon the terms and subject to the conditions set forth in the Agreement.

Acknowledgments of the Holder with Respect to the Merger. By executing this Letter of Transmittal the Holder acknowledges and agrees that this Letter of Transmittal and all amounts payable to the Holder as a result of the Merger are subject to, and governed by, the terms and conditions of the Agreement and the transaction documents related thereto. The Holder hereby confirms receipt of the Agreement attached hereto as Exhibit A. The Holder hereby (a) irrevocably consents to, ratifies and approves the execution and performance of the Agreement and the completion of the transactions contemplated thereby (including the Merger), (b) forever waives all appraisal rights or dissenter’s rights which might otherwise be available to the Holder, (c) forever waives any notice required in connection with the Merger (whether required by law, the Articles, the Bylaws or otherwise), (d) confirms that the Holder has no objections to the terms of the Agreement or the Merger, and (e) agrees to be bound by the terms and conditions set forth in the Agreement applicable to the Shareholders to the same extent as if such Holder was an original party and signatory thereto.

Acknowledgments of the Holder with Respect to the Merger Consideration. The Agreement provides for the payment by Parent of cash and Parent Shares (as defined below), as applicable, in accordance with the terms of the Agreement. The pro rata portion of the cash consideration payable to each Shareholder at Closing will be calculated in accordance with the terms of the Agreement, and is currently expected to be approximately $[_] per share of Company Stock. The exact amount of consideration will depend on, among other things, the Company’s cash and debt at Closing.

The Holder acknowledges that if the Holder is not an Accredited Investor, the Holder will not receive Parent Shares but will instead receive cash in lieu of Parent Shares for any consideration distributed pursuant to and subject to the terms and conditions of the Agreement.

Acknowledgements of the Holder with Respect to Indemnification and No Recourse. The Holder hereby acknowledges that he, she or it has indemnification obligations pursuant to the terms of the Agreement and acknowledges and agrees to the indemnification obligations set forth in Article 6 of the Agreement. Subject to Section 6.5(c), Section 6.5(d), Section 6.5(h) of the Agreement and the other limitations set forth therein, the Holder further acknowledges and agrees to be personally bound by the indemnification obligations set forth in Article 6 of the Agreement as if the Holder was a party to the Agreement. Further, the Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to the Agreement may only be brought against, the Persons that are expressly named as parties to the Agreement. Except to the extent named as a party to the Agreement, and then only to the extent of the specific obligations of such parties set forth in the Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to the Agreement or any Subsidiary of Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to the Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to the Agreement (including any such action, suit, claim, investigation, or proceeding brought by the Holder or any of his, her or its successors, assigns, next-of-kin, representatives, administrators, executors, agents and any other person or entity claiming by, through, or under any of the foregoing).

Delivery of Letter of Transmittal. The Holder understands that unless and until the Holder executes and delivers this Letter of Transmittal to the Exchange Agent, in form satisfactory to the Exchange Agent, at its address set forth on the cover of this Letter of Transmittal, no payments pursuant to the Agreement shall be paid to the Holder. All questions as to the documents, validity, form, eligibility and acceptance for payment will be determined by the Exchange Agent, and such determination will be final and binding.

Representations and Warranties. The Holder hereby represents and warrants to Parent, Merger Sub, the Company and their respective successors and permitted assigns that (i) the Holder is the sole record and beneficial owner of Company Stock identified on the signature page to this Letter of Transmittal and does not own any Company Stock or any other securities of the Company of any class or kind, other than those identified on the signature page to this Letter of Transmittal; (ii) the Holder has good and marketable title to such Company Stock, free and clear of any Liens other than those arising under applicable securities laws; (iii) the Holder has full right, power, legal capacity (if Holder is a natural person) and authority (if Holder is an entity) to execute and deliver this Letter of Transmittal; (iv) the Holder has duly and validly executed this Letter of Transmittal, and this Letter of Transmittal constitutes a legal, valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally; and (v) other than pursuant to the organizational documents of the Company, there are no outstanding rights, subscriptions, warrants, options, convertible or exchangeable securities, agreements, understandings or claims of any character relating to the Holder’s Company Stock pursuant to which the Holder is or may become obligated to issue, sell, transfer, purchase, return, redeem or exchange such Company Stock; (vi) the execution and delivery of this Letter of Transmittal by the Holder will not violate any provision of the organizational documents of the Holder (if the Holder is an entity), violate any material law applicable to, binding upon or enforceable against the Holder, result in any material breach of, or constitute a material default under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract to which the Holder is a party or bound; and (vii) the Holder has received, read and understands the Agreement and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about the transactions contemplated by the Agreement and the matters set forth therein. The Holder further represents and warrants to Parent, Merger Sub, the Company and their respective successors and permitted assigns that the Holder has not: (i) sold, assigned, pledged, given, encumbered, transferred or otherwise deposited under any agreement or hypothecated any stock certificate evidencing ownership of the Company Stock or any interest therein; (ii) signed any power of attorney or any authorization respecting the same or given any person or party any transfer, power of attorney, stock power or other authority of any kind or nature whatsoever; or (iii) otherwise disposed of the same. No person, firm, entity, court or government agency (hereinafter, a “person”), other than the Holder has, or has asserted, any right, title, claim, equity interest in, to, or respecting any stock certificate evidencing ownership of the Company Stock or the proceeds of any of the foregoing. The Holder acknowledges that Merger Sub, Parent, the Surviving Company and their respective Affiliates are relying on the representations, warranties, covenants and agreements of the Holder set forth herein in connection with entering into the Agreement, accepting this Letter of Transmittal and making any payments contemplated hereunder or pursuant to the Agreement.

If Holder will receive Parent Shares (as defined below), the Holder further represents and warrants to Parent, Merger Sub, the Company and their respective successors and permitted assigns that:

(a) The Holder is an “Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Holder will acquire the Parent Shares for its own account solely for investment purposes and not for the account of others or with a view to the distribution or resale of such Parent Shares or any interests therein.

(b) The Holder has received and carefully read and understands this Letter of Transmittal. The Holder has been furnished with all other materials relating to Parent and the offering (the “Offering”) of shares of common stock of B. Riley Principal Merger Corp., a Delaware corporation (the “Parent Shares”), par value $0.0001 per share if any, which have been requested by the Holder. Furthermore, the Holder has been afforded an opportunity to ask questions of, and receive answers from, Parent in connection with the Offering.

(c) The Holder acknowledges that: (i) the offer and sale of the Parent Shares has not been and will not be registered under the Securities Act, or the securities laws of any U.S. state or non-U.S. jurisdiction, and that the offer and sale of the Parent Shares is being made in reliance upon federal and state exemptions for transactions not involving a public offering; and (ii) the Parent Shares may not be resold or transferred except as permitted by the Securities Act and any applicable U.S. state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(d) The Holder understands that neither the U.S. Securities and Exchange Commission nor any other federal, state or non-U.S. agency has recommended, approved or endorsed the purchase of the Parent Shares as an investment or passed on the accuracy or adequacy of the information set forth in this letter agreement or any other documents used in connection with the Offering. The Holder has relied on his, her or its own examination of Parent and the terms of the Offering, including the merits and risks involved, and has reviewed the merits and risks of the purchase of the Parent Shares with tax, legal and investment counsel to the extent deemed advisable by the Holder.

(e) The Holder has obtained, in the judgment of the Holder, sufficient information to evaluate the merits and risks of an investment in Parent. The Holder has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such investment and to make an informed investment decision with respect thereto. The Holder has not relied and will not rely upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, Parent or any of its directors, officers, employees, agents, affiliates or representatives.

(f) The Holder understands that the purchase of the Parent Shares represents a highly speculative investment, which involves a high degree of risk of loss. The Holder cannot expect to be able to liquidate any investment in Parent in the case of an emergency, or perhaps at all. The Holder has adequate means to provide for the Holder’s current cash needs and possible contingencies, and his, her or its financial condition is such that he, she or it can afford to bear all risks associated with the purchase of the Parent Shares. The Holder has the financial capacity to hold the Parent Shares for an indefinite period of time and can afford to suffer the complete loss thereof.

(g) The Holder confirms that the Parent Shares were not offered to the Holder by any means of general solicitation or general advertising. The Holder, either directly or indirectly through its beneficial owners, as applicable, has a pre-existing business relationship with Parent.

Trust Account Waiver. The Holder hereby acknowledges that Parent has established a segregated trust account (the “Trust Account”) for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into discussions with the Holder relating to this Letter of Transmittal, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder, for himself, herself or itself and the affiliates he, she or it has the authority to bind, hereby agrees that he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public shareholders), and hereby waives any claims he, she or it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public shareholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Letter of Transmittal) among Parent, Merger Sub, the Company, the Equityholder and the Holder, and will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public shareholders) for any reason whatsoever.

Survival. The representations, warranties, covenants, and agreements made herein by the Holder shall survive the execution and delivery hereof and the Closing. All authority conferred in this Letter of Transmittal and any obligation hereunder shall not be affected by, and shall survive, the death or incapacity of the Holder and any obligation of the Holder will be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Holder.

Payments. By signing this Letter of Transmittal, the Holder agrees that payment of any amounts to the account designated per this Letter of Transmittal and the funds transfer instructions on the signature page to this Letter of Transmittal (the “Funds Transfer Instructions”) shall constitute payment to and, upon delivery to such account, payment received by the Holder. The Holder hereby waives and releases any and all claims, solely to the extent relating to the payment to the account designated in this Letter of Transmittal and the Funds Transfer Instructions (other than with respect to amount), that the Holder may have against any party relying on this Letter of Transmittal and the Funds Transfer Instructions (including Parent, the Surviving Company, Merger Sub and each of their respective Affiliates), including, without limitation, the failure of the Holder to receive amounts due and owing to the Holder which were transmitted according to this Letter of Transmittal and the Funds Transfer Instructions.

Third Party Beneficiaries; Assignment. The Holder expressly acknowledges and agrees that Parent, Merger Sub and the Surviving Company are intended to be express third party beneficiaries of this Letter of Transmittal. The Holder may not assign, delegate or otherwise transfer any of the Holder’s rights or obligations under this Letter of Transmittal without the prior written consent of the Surviving Entity and the Equityholder.

Additional Documentation. The undersigned shall, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Exchange Agent and/or Parent in connection with the surrender of the shares of Company Stock. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The surrender of shares hereby is irrevocable.

Release. The Holder, on behalf of himself and his past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns, hereby releases and discharges each of Parent, Merger Sub, the Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and Liabilities (whether directly or indirectly) of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Holder and his past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any of Parent, Merger Sub or the Company.

The Holder acknowledges and agrees that the terms and provisions under this section have been a material inducement to Parent, Merger Sub and the Company to consummate the transactions contemplated by this Letter of Transmittal and the Agreement and that Parent, Merger Sub and the Company have relied upon this section in consummating such transactions.

Miscellaneous. The Holder hereby agrees and acknowledges that Section 8.8 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Agreement shall apply to this Letter of Transmittal as if set forth herein.

INSTRUCTIONS

1. Delivery of Letter of Transmittal. A properly completed and duly executed (1) Letter of Transmittal, (2) Form W-9 or IRS Form W-8 or W-8BEN, as applicable, (3) Accredited Investor Questionnaire and (4) Bad Actor Certificate must be delivered to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal.

2. Signature on Letter of Transmittal. This Letter of Transmittal should be signed by the registered holder of Company Stock without any correction or change in the name of the registered holder. In the event the name of the registered holder(s) needs to be corrected or has changed (by marriage or otherwise), please print such correction or change on the form itself.

3. Payment and Delivery Instructions. The Holder understands that delivery of a wire transfer representing the Holder’s portion of the Cash Consideration will be made at or promptly after the Closing and after the delivery of this Letter of Transmittal and any other necessary documents completed in acceptable form. The Holder understands that the amount of any wire transfer representing any portion of the Merger Consideration will be reduced by any applicable withholding taxes. No interest shall accrue on any cash payments to be delivered hereunder.

4. IRS Forms. Failure to provide the information on the IRS Form W-9 may subject the Holder to federal income tax withholding at the applicable rate on the payments made to the Holder or other payee with respect to such Company Stock. The form should be completed in accordance with the instructions that accompany the form. Each Holder that is not a U.S. person must submit an appropriate and properly completed IRS Form W-8 or W-8 BEN, signed under penalty of perjury, attesting to such holder’s exempt status.

5. Accredited Investor Questionnaire. A properly completed and executed Accredited Investor Questionnaire must be delivered to the Exchange Agent along with this Letter of Transmittal.

6. Bad Actor Certificate. A properly completed and executed Bad Actor Certificate must be delivered to the Exchange Agent along with this Letter of Transmittal.

7. Miscellaneous. The Equityholder anticipates that the Exchange Agent will provide notification of any defects in the execution and delivery of this Letter of Transmittal, but none of the Equityholder, Parent, the Company, the Surviving Company or Merger Sub shall incur any liability for failure to give such notice.

8. Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the issuance of a check in any name other than that of the record holder, such transferee or assignee must pay such tax to the Equityholder or must establish to the satisfaction of the Equityholder that such tax has been paid or is not applicable.

HOLDER MUST COMPLETE AND SIGN HERE

The Holder acknowledges that the Holder has thoroughly read this Letter of Transmittal and agrees to be bound by the terms and conditions set forth herein and in the accompanying materials. The wire transfer representing the Holder’s portion of the Merger Consideration will be sent pursuant to the wire instructions set forth below.

Signature of Holder*

Dated: ____________________, 2019

*	(Must be signed by the registered holder. If the registered holder is an entity and the signature is by an officer of a corporation, attorney-in-fact, executor, administrator, trustee, guardian or other person(s) acting in a fiduciary or representative capacity, then please set forth full title. See Instruction 2.)

Name of Holder:

Tax Identification or Social Security No.:

Address of Holder:

Area Code and Tel. No.:

Number and Class(es) of Company Stock:

Class [_______] Shares	Class [_______] Shares	Class [_______] Shares
[______]	[______]	[______]

Wire instructions:

Account Name:
Account Number:
Bank Name:
ABA Number:

[Signature Page to Letter of Transmittal]

EXHIBIT A

AGREEMENT

(see attached)

EXHIBIT B

FORM W-9

(see attached)

EXHIBIT C

ACCREDITED INVESTOR QUESTIONNAIRE

(see attached)

ACCREDITED INVESTOR QUESTIONNAIRE

With respect to that certain Agreement and Plan of Merger (the “Agreement”), dated as of December [•], 2019 by and among B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), BR Canyon Merger Sub Corp., a Michigan corporation (“Merger Sub”), Alta Equipment Holdings, Inc., a Michigan corporation (the “Company”), and Ryan Greenawalt (the “Equityholder”), pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity upon the terms and subject to the conditions in the Agreement (the “Merger”). The undersigned holder of capital stock of the Company ( “Holder”) hereby represents and warrants to Parent, the Company and Merger Sub that Holder is:

(Please check one or more boxes as applicable)

☐ (i) An individual who had income in excess of $200,000 in 2017 and 2018 (or joint income with my spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in 2019;

☐ (ii) An individual whose net worth (or joint net worth with my spouse), exclusive of the value of my primary residence,1 exceeds $1,000,000;

☐ (iii) (A) A “bank” as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or any “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; (B) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; (C) an “insurance company” as defined in Section 2(a)(13) the Act; (D) an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or as a “business development company” as defined in Section 2(a)(48) of the Investment Company Act; (E) a “Small Business Investment Company” licensed by the U.S. Small Business Administration under Section 301(c) or 301(d) of the Small Business Investment Act of 1958; (F) any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or (G) an “employee benefit plan” within the meaning of Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

☐ (iv) A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities offered, whose receipt is directed by a “sophisticated” person with such knowledge and experience in financial and business matters as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act so as to be capable of evaluating the merits and risks of an investment in the securities offered;

1 When determining net worth, the value of your primary residence must be excluded, and the related amount of indebtedness secured by your primary residence up to its fair market value shall also be excluded. However, indebtedness secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of receipt of the securities offered should be included as a liability in your net worth calculation. Further, any additional indebtedness secured by your primary residence that is obtained within sixty (60) days prior to the issuance of the securities offered will be treated as a liability, unless such indebtedness is the result of the acquisition of your primary residence.

☐ (v) An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring securities offered, with total assets in excess of $5,000,000;

☐ (vi) A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐ (vii) An entity in which all of the equity owners are accredited investors as determined under any of the items (i) through (vi) above; 2 or

☐ (viii) None of the above apply (further information may be required to determine your accredited investor status).

Holder agrees and acknowledges that Parent, the Company, the Surviving Company and Merger Sub will be relying on the information contained in this questionnaire in connection with a determination of whether Holder is an Accredited Investor as defined under Regulation D under the Securities Act.

2 If box (vii) is checked, each equity owner of the entity must individually complete and submit such equity owner’s own Accredited Investor Questionnaire.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire this ______ day of _________, _____.

The investor is (check one):

___ One or more individuals ___ An entity

INVESTOR:

Full Name (individual or entity – please print):

Signature

Name of Authorized Representative (if applicable)

Title of Authorized Representative (if applicable)

Capacity in which investment is made (individual, joint tenant, trustee etc.)

SPOUSE:3

Full Name

Signature

Date

3 The investor’s spouse need only sign this Accredited Investor Questionnaire if the investor is a natural person proving its accredited investor status based on joint income or joint net worth with the spouse under box (i) or (ii). A spouse who signs this Accredited Investor Questionnaire makes all representations set out in this Accredited Investor Questionnaire, including those relating to joint income or joint net worth, as applicable.

Signature Page to Investor Questionnaire

EXHIBIT D

BAD ACTOR CERTIFICATE

(see attached)

RULE 506 DISQUALIFICATION EVENT CERTIFICATE

This Certificate is being furnished to you to obtain information in connection with an offering (the “Offering”) of the Merger Shares by Parent under Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”). As used in this Certificate, “you” also refers to any entity on whose behalf you are responding.

If you are unable to make any of the certifications set forth in this Certification, please provide details where indicated in the explanation section below (you can attach additional pages if necessary). Please note that certain of these certifications are necessarily broad in scope, so if you have doubts regarding whether you can make any such certification you should error on the side of providing explanatory details. Parent may have follow-up questions for you in connection with your response.

Once you have completed this Certification, please sign it to indicate: (i) your consent for Parent to rely upon the information provided in this Certification; (ii) your acknowledgement that the Securities and Exchange Commission (the “SEC”) may require Parent to publicly disclose the information provided in this Certification, and your consent to such public disclosure; (iii) your agreement to promptly notify Parent if, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein; and (iv) your confirmation that the information contained in this Certification is true and correct, to the best of your knowledge and belief after a reasonable investigation, as of the date you sign this Certification.

Please complete this Certification and return it to the Exchange Agent.

You hereby certify that you are authorized to execute this Certificate and hereby further certify that, as of the date set forth below:

1.	You have not been convicted, within ten years before the date hereof, of any felony or misdemeanor:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities.

2.	You are not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the date hereof, that, as of the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

•	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

3.	You are not subject to a final order of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

●	as of the date hereof, bars you from:

○	association with an entity regulated by such commission, authority, agency or officer;

○	engaging in the business of securities, insurance or banking; or

○	engaging in savings association or credit union activities; or

●	constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the date hereof.

4.	You are not subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that as of date hereof:

●	suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

●	places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or

●	bars you from being associated with any entity or from participating in the offering of any penny stock.

5.	You are not subject to any order of the SEC, entered within five years before the date hereof, that, as of date hereof, orders you to cease and desist from committing or causing a future violation of:

●	any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

●	Section 5 of the Securities Act.

6.	You have not been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

7.	You have not filed (as a registrant or issuer), or been named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five years before the date hereof, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, as of date hereof, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

2

8.	You are not subject to a United States Postal Service false representation order entered within five years before the date hereof, or, as of date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

9.	You are not currently under investigation, and have no reason to believe you may be under investigation in the future, for any act alleged to have taken place prior to September 23, 2013, that, if convicted, would result in you not being able to make the certifications set forth in paragraphs 1 through 8 above.

If you are not able to make any of the certifications set forth herein, please explain in detail below the reason for such inability (attach additional pages if necessary):

If, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein, you agree to promptly advise Parent to that effect and to furnish any supplementary information that Parent deems appropriate.

The certifications set forth herein and any explanations and other information provided herein are correctly and fully stated as of the date hereof to the best of your knowledge, information and belief after a reasonable investigation.

Date: ______________________

Print Name

Signature

Name of Entity (if signing on behalf of an entity)

Title (if signing on behalf of an entity)

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EXHIBIT E

WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF ALTA EQUIPMENT HOLDINGS, INC.

AND

WRITTEN CONSENT OF THE SOLE SHAREHOLDER OF ALTA EQUIPMENT HOLDINGS, INC.

(see attached)

Exhibit E

COMPANY BRINGDOWN CERTIFICATE

ALTA EQUIPMENT HOLDINGS, INC.

[___________], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of [_________], 2019 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), BR Canyon Merger Sub Corp., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), Alta Equipment Holdings, Inc., a Michigan corporation (the “Company”), and Ryan Greenawalt (“Equityholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of Company, does hereby certify in the name of and on behalf of Company, and not in his individual capacity, that he is the duly elected, qualified and acting [____] of Company does hereby further certify pursuant to Section 2.4(b) of the Merger Agreement as follows:

1. The representations and warranties of the Company set forth in Article III of the Merger Agreement (other than the Company Fundamental Representations) and of the Equityholder set forth in Article IV of the Merger Agreement (other than the Shareholder Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.5 and in respect of the defined term “Material Contract”), are true and correct as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

2. The Company Fundamental Representations and the Shareholder Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, are true and correct in all respects as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

3. The Company has performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company on or prior to the date hereof.

4. The Governing Documents of the Company attached hereto as Exhibit A are in full force and effect.

5. The resolutions of the Board and the Equityholder approving the Merger Agreement and the other transactions contemplated thereby were duly adopted.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Company Bringdown Certificate as of the date first written above.

COMPANY:

ALTA EQUIPMENT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Company Bringdown Certificate]

EXHIBIT A

GOVERNING DOCUMENTS

See attached.

Exhibit F

MINIMUM EBITDA AND MAXIMUM INDEBTEDNESS CERTIFICATE

[___], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of [_________], 2019 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), BR Canyon Merger Sub Corp., a Michigan corporation and wholly owned subsidiary of Parent, Alta Equipment Holdings, Inc., a Michigan corporation (the “Company”), and Ryan Greenawalt. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of Company, does hereby certify in the name of and on behalf of Company, and not in his individual capacity, that he is the duly elected, qualified and acting [____] of Company does hereby further certify pursuant to Section 2.4(b)(v)(B) of the Merger Agreement that (i) the conditions set forth in Section 2.4(b)(iv) and Section 2.4(b)(viii) have been met, and that (ii) (x) the EBITDA of the Company is at least $72,500,000 and (y) the Indebtedness of the Alta Companies does not exceed $[310,000,000], in each case, based on the calculations set forth on Exhibit A attached hereto.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Minimum EBITDA and Maximum Indebtedness Certificate as of the date first written above.

COMPANY:

ALTA EQUIPMENT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Minimum EBITDA and Maximum Indebtedness Certificate]

EXHIBIT A

[Company to attach back-up EBITDA calculation.]

[Company to attach back-up Indebtedness calculation]

Exhibit G

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee that such withholding of tax is not required upon the disposition of a U.S. real property interest by the Ryan Greenawalt Separate Property Trust UAD 2/9/2007 (“Trust”), the Trust and Ryan Greenawalt, the grantor of the Trust (“Grantor”), hereby certify as follows:

1. The Trust is a grantor trust for U.S. federal income tax purposes.

2. The Trust is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations);

3. The Trust does not have a U.S. employer identification number;

4. The Trust’s office address is _______________________________________;

5. Grantor is the grantor of the Trust (who is treated as the owner of the Trust’s assets for U.S. federal income tax purposes) and is not a nonresident alien for U.S. federal income tax purposes.

6. Grantor’s taxpayer identification number (Social Security Number) is __________________________; and

7. Grantor’s home address is ___________________________________________.

The Grantor and the Trust understand that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement made herein could be punished by fine, imprisonment, or both.

Under penalties of perjury the Grantor and the Trust declare that the Grantor and the Trust have examined this certification and to the best of the Grantor’s and the Trust’s knowledge and belief it is true, correct, and complete, and the Grantor and the Trust further declare that the Grantor and the Trust have the authority to sign this document on behalf of the Grantor and the Trust.

[Signature Page Follows]

Ryan Greenawalt Separate Property Trust UAD 2/9/2007

Signed:
Print Name:
Its: Trustee

Dated: _______________ ___, 20__

Signed:
Print Name:

Dated: _______________ ___, 20__

Exhibit H

[Alta Enterprises, LLC Letterhead]

December [ ], 2019

[Executive Name]

[Address]
[Address]

Re: Acknowledgement of Payment Pursuant to Amended and Restated Equity Linked Incentive Plan

Dear [Executive]:

As you are aware, the Alta Equipment, LLC (the “Company”) is a party to a transaction pursuant to which the Company’s direct parent, Alta Equipment Holdings, Inc. (“Holdings”) will merge with and into BR Canyon Merger Sub Corp. (the “Transaction”). The Transaction is scheduled to close in the first quarter of 2020. Additionally, the Company and you are parties to that certain Alta Enterprises, LLC Equity Linked Incentive Agreement dated __________, 2018 (the “Agreement”) entered into pursuant to the terms and conditions of the Alta Enterprises, LLC Amended and Restated Equity Linked Incentive Plan (the “Plan”). Defined terms not otherwise defined hereunder have the same meaning as ascribed to them under the Plan.

Pursuant to the terms of the Agreement, you would be entitled to receive a lump sum payment in the event of a Change in Control of the Company in an amount equal to the value of the number of vested Equity Linked Incentive Units in your account times the Equity Linked Incentive Unit Value, plus an amount equal to the value of the Equity Linked Incentive Appreciation Rights in your Account times the Equity Linked Incentive Appreciation Right Value, subject to certain adjustments or forfeitures as provided under the Plan. Irrespective of whether the Transaction will constitute a Change in Control of the Company, the Company has proposed terminating the Plan, the Agreement, and your [__] Equity Linked Inventive Units and [__] Equity Linked Incentive Appreciation Rights granted thereunder (the “Awards”, and such termination, the “Termination”), contingent upon the consummation of the transactions anticipated in connection with the Transaction (“Closing”).

In consideration of the Termination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you hereby agree that, contingent upon the Closing and your continued employment with the Company through that date, within 30 days after the date on which Closing occurs, you will be entitled to a single payment of $_________, less applicable taxes and withholdings (the “Payment”) and the issuance to you of ____________ shares of Class A common stock of B. Riley Principal Merger Corp. (the “Issuance”)[1], in full satisfaction of the Company’s obligations under the Agreement and the Plan with respect to the Awards. Please countersign this letter indicating that you (x) consent to the Termination, (y) acknowledge and agree that in connection with the Termination, the Payment and the Issuance are the sole and only benefits due to you under the Agreement, the Plan and the Awards and (z) release the Company, Holdings and their respective affiliates from any further obligation to you, your beneficiaries, or anyone acting on your or their behalf with respect to the Agreement, the Plan and the Awards once the Payment and Issuance are made.

Thank you for your cooperation in this matter.

[1] Your right to receive the Issuance is subject to your execution and delivery to Holdings of an accredited investor questionnaire confirming your status as an accredited investor.

Alta Enterprises, LLC
By: Its:

Acknowledged and Agreed:

By signing below, the undersigned on his own behalf and that of his heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, Holdings and their respective affiliates, directors, officers, agents, representatives, employees, shareholders, members, parents, subsidiaries, successors and assigns from all liability, losses, claims, demands, expenses, damages, debts and actions the undersigned now has, may have had, or may ever have, whether currently known or unknown, of whatever kind or nature, arising out of, relating to or connected with the Agreement, the Plan or the Awards effective as of the date hereof, subject to the delivery of the Payment and the Issuance.

[Executive Name]

Date: ____________________________________________________

Exhibit I

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [●], 2020 by and among Alta Equipment Group, Inc., a Delaware corporation (the “Company”), Ryan Greenawalt (“Greenawalt”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (together with Greenawalt, each a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, this Agreement is made and entered into in connection with the closing of the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of [●], 2019 (the “Merger Agreement”), by and among the Company, BR Canyon Merger Sub Corp., a wholly-owned subsidiary of the Company and a Michigan corporation, Alta Equipment Holdings, Inc., a Michigan corporation (“Alta”) and Greenawalt;

WHEREAS, pursuant to the Merger Agreement, the Company will issue to Greenawalt and certain members of Alta’s management (the “Sellers”) an aggregate of [●] shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), as a portion of the consideration in the Business Combination;

WHEREAS, pursuant to the Merger Agreement, the Company agreed to register for resale under the Securities Act the shares of Common Stock issued to Greenawalt; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer (if not Greenawalt) or principal financial officer of the company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in Section 3.4(b).

“Business Combination” shall have the meaning given in the Preamble.

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Common Stock” shall have the meaning given in the Preamble.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.2(a).

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder Holders” shall mean “Holders” as defined in the Founder Registration Rights Agreement.

“Founder Registrable Securities” shall mean “Registrable Securities” as defined in the Founder Registration Rights Agreement

“Founder Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of April 8, 2019, by and between the Company, B. Riley Principal Sponsor Co., LLC, a Delaware limited liability company, and the other parties thereto.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Merger Agreement” shall have the meaning given in the Preamble.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

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“Piggyback Registration” shall have the meaning given in Section 2.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Merger Agreement” shall have the meaning given in the Recitals.

“Registrable Security” shall mean (a) the shares of Common Stock issued by the Company to the Sellers pursuant to the Merger Agreement and (b) any other equity security of the Company issued or issuable to any Holder with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

b)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

c)	printing, messenger, telephone and delivery expenses;

d)	reasonable fees and disbursements of counsel for the Company;

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e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

f)	reasonable fees and expenses of one legal counsel selected by the Demanding Holders in connection with an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Suspension Period” shall have the meaning given in Section 3.4(a).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II.
REGISTRATIONS

Section 2.1 Registration Statement. The Company shall, as soon as practicable after the Closing Date, but in any event within forty-five (45) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) sixty (60) days (or ninety (90) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

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Section 2.2 Underwritten Offering.

(a) In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then the Company shall, upon the written demand of Greenawalt or his designee (any such Holder, a “Demanding Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Demanding Holder in consultation with the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, the Company shall give prompt written notice to each other Holder regarding such proposed Underwritten Offering, and such notice shall offer such Holders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Holder may request. Each such Holder shall make such request in writing to the Company within five Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder. Each Holder proposing to distribute its Registrable Securities through an Underwritten Offering pursuant to this Section 2.2 shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities; provided, however, that no such Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

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(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Common Stock or other equity securities that the Company or any other Holder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), pro rata to (A) Registrable Securities of other Holders who have elected to participate in the Underwritten Offering pursuant to Section 2.2(a) and (B) Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), to shares of Common Stock held by persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) , clause (ii), or clause (iii), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2(c).

(d) The Company shall not be obligated to effect any Underwritten Offering pursuant to this Section 2.2 (x) if the Demanding Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Offering, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $15,000,000, or (y) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

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Section 2.3 Piggyback Registration.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within three Business Days after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities, and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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(c) Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration effected under Section 2.2 hereof.

Section 2.4 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than 12 days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering, or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $15,000,000.

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Article III.
COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to one legal counsel selected by the Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel selected by such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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(o) if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders and the Company that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.4 Suspension of Sales; Adverse Disclosure.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than 30 days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

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(c) The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than 90 days in the aggregate during any 365-day period.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to:

(a) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system); and

(b) the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV.
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

Article V.
MISCELLANEOUS

Section 5.1 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Greenawalt, a Holder or the Company shall be sent to the addresses indicated below:

Notices to Greenawalt or a Holder: [_______] [_______] [_______] Attention: [_______] Fax: [_______] Email: [_______]

with a copy to (which shall not constitute notice):

Howard & Howard Attorneys, PLLC

450 W. Fourth Street

Royal Oak, Michigan 48322

Attention: Joseph J. DeVito

                    Jeffrey A. Hoover

Fax: (248) 645-1568

Email: jjd@h2law.com

            jah@h2law.com

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Notices to the Company Alta Equipment Group, Inc. [_______] [_______] Attention: [_______] Fax: [_______] Email: [_______]

with a copy to (which shall not constitute notice):

Winston & Strawn

200 Park Avenue

New York, New York 10166-4193

Attention: Joel Rubinstein

                  Jason Osborn

Fax: (212) 294-5336

Email: jrubinstein@winston.com

            josborn@winston.com

Section 5.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.2, except that the Founder Holders, severally and not jointly, shall be express third party beneficiaries of Section 2.2(b)(ii) and Section 2.3(b).

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

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Section 5.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.4, however, shall affect the right of any party hereunder to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 5.5 Specific Performance. Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.

Section 5.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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Section 5.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 5.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

Section 5.9 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.10 Term. This Agreement shall terminate upon the date as of which no Holders (or permitted assignees under Section 5.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 5.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by the Company, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

* * * * *

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:

ALTA EQUIPMENT GROUP, INC.

By:
Name:
Title:

HOLDERS:

Ryan Greenawalt

Signature Page to Registration Rights Agreement

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among Alta Equipment Group, Inc., a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Stockholder

Print Name of Stockholder

Address:

Agreed and Accepted as of:

.

ALTA EQUIPMENT GROUP, INC.

By:
Its:

Exhibit A to Registration Rights Agreement

Exhibit J

PARENT BRINGDOWN CERTIFICATE

B. RILEY PRINCIPAL MERGER CORP.

[___________], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of [_________], 2019 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp., a Delaware corporation (“Parent”), BR Canyon Merger Sub Corp., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), Alta Equipment Holdings, Inc., a Michigan corporation (the “Company”), and Ryan Greenawalt (“Equityholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of Parent, does hereby certify in the name of and on behalf of Parent, and not in [his/her] individual capacity, that [he/she] is the duly elected, qualified and acting [____] of Parent, and does hereby further certify pursuant to Section 2.4(c) of the Merger Agreement as follows:

1. The representations and warranties of Parent and Merger Sub set forth in Article V of the Merger Agreement, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, are true and correct as of the date hereof in all respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement.

2. Parent and Merger Sub have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, on or prior to the date hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Parent Bringdown Certificate as of the date first written above.

B. RILEY PRINCIPAL MERGER CORP.

By:
Name:
Title:

[Signature Page to Parent Bringdown Certificate ]